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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Oxford Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 19, 2013

        Notice is hereby given that the 2013 annual meeting of shareholders of Oxford Industries, Inc. will be held on Wednesday, June 19, 2013 at 3:00 p.m., local time, in the Fifth Floor Conference Center at 999 Peachtree Street, N.E., Atlanta, Georgia 30309. The purposes of the meeting are to:

  (1)
  Elect four directors nominated by our Board and named in the accompanying proxy statement to serve for a term of three years and until their respective successors are elected and qualified;

  (2)
  Approve our Executive Performance Incentive Plan, as amended and restated, as required by Section 162(m) of the Internal Revenue Code;

  (3)
  Approve the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2013;

  (4)
  Hold an advisory, non-binding vote on executive compensation; and

  (5)
  Transact any other business that properly comes before the annual meeting or any adjournment or postponement of the annual meeting.

        Shareholders of record as of the close of business on April 19, 2013 will be entitled to notice of and to vote at the annual meeting or at any adjournment or postponement of the annual meeting. This notice and the accompanying proxy statement are being mailed to shareholders beginning on or about May 17, 2013.

        A list of our shareholders entitled to vote at the annual meeting will be available for examination by any shareholder, or his or her agent or attorney, at the annual meeting. The enclosed proxy is solicited on behalf of our Board. Reference is made to the accompanying proxy statement for further information with respect to the items of business to be transacted at the annual meeting.

        Your vote is important. Regardless of whether you plan to attend the meeting, please complete and sign the enclosed proxy and return it in the accompanying, postage pre-paid envelope. You may revoke your proxy at any time before the meeting and, if you attend the meeting, you may elect to vote in person. If your shares are held in an account at a bank or broker, your bank or broker will vote your shares for you if you provide voting instructions. In the absence of instructions, your broker can only vote your shares on limited matters.

        Attendance at the meeting is limited to shareholders, those holding proxies from shareholders, and invited guests such as members of the media. If your shares are held in an account at a bank or broker, you should bring the notice or voting instruction form you received from your bank or broker, or obtain a valid proxy card from your bank or broker, in order to gain admission to the meeting.

May 15, 2013	By Order of the Board of Directors,

Thomas E. Campbell Senior Vice President—Law and Administration, General Counsel and Secretary

        Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 19, 2013: This proxy statement and our fiscal 2012 annual report to shareholders are available on the Internet at http://www.proxymaterials.oxfordinc.com.

999 Peachtree Street, N.E., Suite 688
Atlanta, Georgia 30309

PROXY STATEMENT

For Annual Shareholders Meeting
To Be Held on June 19, 2013

INTRODUCTION

        This proxy statement contains information relating to the annual meeting of shareholders of Oxford Industries, Inc. to be held on Wednesday, June 19, 2013, beginning at 3:00 p.m., local time. The annual meeting will be held in the Fifth Floor Conference Center at 999 Peachtree Street, N.E., Atlanta, Georgia 30309. You may contact our Investor Relations Department at (404) 659-2424 to obtain directions to the site of the annual meeting.

        We will begin mailing this proxy statement, the attached Notice of Annual Meeting of Shareholders and the accompanying proxy card on or about May 17, 2013 to all holders of our common stock, par value $1.00 per share, entitled to vote at the annual meeting. Along with this proxy statement, we are also sending our Annual Report to Shareholders for fiscal 2012, which ended February 2, 2013.

INFORMATION ABOUT THE MEETING AND VOTING

Shares Outstanding

        You may vote at our 2013 annual shareholders meeting if you owned shares of our common stock as of the close of business on April 19, 2013, the record date for the annual meeting. As of the close of business on April 19, 2013, there were 16,575,841 shares of our common stock issued and outstanding. You are entitled to one vote for each share of our common stock that you owned on the record date.

Voting

        If, on April 19, 2013, your shares of our common stock were registered directly in your name with Computershare, our transfer agent, then you are a shareholder of record. As a shareholder of record, you may vote using one of the following methods:

  •
  by completing, signing and returning the enclosed proxy; or

  •
  by attending the annual meeting and voting in person.

        If you are a shareholder of record and you sign and return your proxy card but do not include voting instructions, your proxy will be voted as recommended by our Board or, if no recommendation is given, in the discretion of the proxies designated on the proxy card, to the extent permitted under applicable law.

        If you are a shareholder of record, your shares will not be voted unless you provide a proxy or attend the annual meeting and vote in person.

        If, on April 19, 2013, your shares were held in an account at a bank or broker, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The bank or broker holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares in your account. Telephone and/or Internet voting may be available to direct your bank or broker on how to vote the shares in your account. The availability of telephone and/or Internet voting will depend on the voting processes of your bank or broker. Please follow the directions on your proxy card carefully. Even if your shares are held in an account at a bank or broker, you are invited to attend the annual meeting.

However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a valid proxy card from your bank or broker and, in order to gain admission to the meeting, you should bring the notice or voting instruction form you received from your bank or broker, or obtain a valid proxy card from your bank or broker.

        If you own shares that are registered in the name of more than one person, each person must sign the enclosed proxy. If the proxy is signed by an attorney, executor, administrator, trustee or guardian or by any other person in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

        A properly executed proxy card marked "Abstain" with respect to any proposal will not be voted for such proposal.

Broker Discretionary Voting; Broker Non-Votes

        If you hold shares through an account with a bank or broker, your shares may be voted by the bank or broker even if you do not provide voting instructions. Banks and brokerage firms have the authority, under the rules of the New York Stock Exchange (the "NYSE"), to vote shares in their discretion on certain "routine" matters when their customers do not provide voting instructions. Under the NYSE's rules, as currently in effect, only Proposal No. 3 (approval of the selection of Ernst & Young LLP as our independent registered public accounting firm) is considered a routine matter.

        The other proposals to be addressed at the annual meeting are considered "non-routine" matters under the NYSE's rules. When a bank or brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to a non-routine matter, the bank or brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote." Broker non-votes will be counted as present at the annual meeting for quorum purposes but will not be counted as entitled to vote on the non-routine matter. Therefore, if your shares are held in an account at a bank or broker, it is important that you provide instructions to your bank or broker so that your vote on these proposals is counted.

 Changing Your Vote

        If you are a shareholder of record, you may revoke or change your vote with respect to the shares of our common stock that are registered directly in your name by doing any of the following:

  •
  delivering a written notice of revocation to our Secretary before the vote is taken at the annual meeting, such notice of revocation dated later than the proxy you want to revoke;

  •
  properly executing and delivering a later-dated proxy before the vote is taken at the annual meeting; or

  •
  voting in person at the annual meeting (your attendance at the annual meeting, in and of itself, will not revoke the earlier proxy).

        If your shares are held in an account at a bank or broker, then you must follow the instructions provided by your bank or broker in order to revoke or change your vote with respect to those shares held in street name.

Quorum

        In order for us to conduct the annual meeting, the holders of a majority of the shares of our common stock issued and outstanding as of the record date must be present, in person or by proxy, at the annual meeting. This is referred to as a quorum. Abstentions and broker non-votes, if any, will be counted as shares present at the meeting for purposes of determining the presence of a quorum.

CORPORATE GOVERNANCE AND BOARD MATTERS

Directors

        Under our articles of incorporation, our Board is to consist of at least nine members, with the specific number fixed by our bylaws, as amended from time to time. Currently, our bylaws have fixed the number of directors at 11. There are currently 10 members serving on our Board.

        Our Board has nominated the following current directors for re-election at the annual meeting: Mr. George C. Guynn; Ms. Helen B. Weeks; and Mr. E. Jenner Wood III.

        In addition, our Board has nominated Mr. Thomas C. Gallagher for election to serve as a director and to fill the existing vacancy on our Board. Mr. Gallagher, who is the Chairman and Chief Executive Officer of Genuine Parts Company, served on our Board from 1991 to 2007. Based in part on his prior service and familiarity with our company, Mr. Gallagher was identified and recommended as a potential director nominee by several non-management members of our Board, including members of our Board who also serve on the board of directors of Genuine Parts Company. After reviewing Mr. Gallagher's experience and qualifications, particularly as they related to various other potential candidates, our Nominating, Compensation & Governance Committee, or NC&G Committee, recommended to our Board that Mr. Gallagher be nominated for election as a director at the annual meeting.

        The following table sets forth, as of April 19, 2013, certain information concerning our current directors and Mr. Gallagher, as well as a description of the specific experience, qualifications, attributes and skills that led our Board to conclude that each of these individuals should serve as a director.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications
Thomas C. Chubb III	49	2012	Mr. Chubb is our Chief Executive Officer and President. He has held that position since January 2013. Mr. Chubb served as our President starting in 2009, as our Executive Vice President from 2004 until 2009, and as our Vice President, General Counsel and Secretary from 1999 to 2004.

Mr. Chubb has been employed by our company for more than 20 years, and has been an executive with our company for more than 10 years. In his capacity as our President starting in 2009, Mr. Chubb has provided oversight with respect to the operations of our Ben Sherman Group and our Lanier Clothes Group and, starting with our acquisition of those operations in 2010, has provided oversight with respect to the operations of our Lilly Pulitzer Group. In addition, Mr. Chubb's experience as our General Counsel has given him key insights into the legal and regulatory environment in which we operate. Mr. Chubb's long history with our organization, his leadership skills and his knowledge of our businesses and industry serve our Board well.

Thomas C. Gallagher	65	Nominee (previous service 1991 - 2007)
			Mr. Gallagher is Chairman and Chief Executive Officer of Genuine Parts Company, a distributor of automotive replacement parts, industrial replacement parts, office products and electrical/electronic materials. He was appointed Chief Executive Officer of Genuine Parts Company in 2004 and Chairman of the Board in 2005. Mr. Gallagher served as President of Genuine Parts Company from 1990 to 2012 and Chief Operating Officer of Genuine Parts Company from 1990 until 2004. Mr. Gallagher previously served as a member of our Board from 1991 until 2007.

			Mr. Gallagher has more than 20 years of executive-level responsibilities with a NYSE-traded public company; brings extensive experience serving on the boards of directors of other companies, including having served on the board of directors of Genuine Parts Company for more than 20 years and having previously served on the boards of directors of STI Classic Funds, STI Classic Variable Trust and National Services Industries, Inc.; and is extremely familiar with our company, having previously served on our Board for more than 15 years, including at the outset of our transformation away from our historical domestic private label manufacturing roots. Mr. Gallagher's business acumen, financial expertise and leadership skills will be a valuable asset to our Board.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications
George C. Guynn	70	2007	Mr. Guynn retired in 2006 from his position as President and CEO of the Federal Reserve Bank of Atlanta, where he worked his entire career. Mr. Guynn is a director of Genuine Parts Company and Acuity Brands, Inc. Mr. Guynn serves on the Audit Committee of Genuine Parts Company and the Audit and Governance Committees of Acuity Brands, Inc. He is also a trustee of Ridgeworth Investments and GenSpring MMP Mutual Fund.

Mr. Guynn's prior role as President and CEO of the Federal Reserve Bank of Atlanta, and the keen insight this experience has provided him into economic trends affecting the U.S. and global economies, provides our Board with information and insight in financial and regulatory issues. In addition, Mr. Guynn's financial and accounting experience with the Federal Reserve, as well as his experience as a member of the audit committees of Genuine Parts Company and Acuity Brands,  Inc., offer a high level of financial literacy and is a valuable asset to our Board and Audit Committee.

John R. Holder	58	2009
Mr. Holder is Chairman and Chief Executive Officer of Holder Properties, a commercial and residential real estate development, leasing and management company, and has held that position since 1989. Mr. Holder has served as Chief Executive Officer of Holder Properties since 1980. He is a member of the Board of Directors and Audit Committee of Genuine Parts Company and also serves on the Board of Directors of SunTrust Bank's Atlanta Region.

			Mr. Holder's strategic leadership in the growth of Holder Properties, which has been involved in over 10 million square feet of real estate development totaling in excess of $1.5 billion, as well as his extensive involvement in the financial and marketing areas of that business, serves our Board well. His service as the Chairman and Chief Executive Officer of Holder Properties, together with various board affiliations which include civic organizations and membership on the Audit Committee of Genuine Parts Company, has given him leadership experience, business acumen and financial literacy beneficial to our Board and Audit Committee.

J. Hicks Lanier*	73	1969	Mr. Lanier is the Chairman of our Board and has held that position since 1981. Mr. Lanier also served as our Chief Executive Officer from 1981 until his retirement in December 2012, and additionally served as our President from 1977 until 2003. Mr. Lanier previously served as a director of Genuine Parts Company, SunTrust Banks, Inc. and Crawford & Company until his retirement from those positions in April 2013, April 2012 and May 2010, respectively.

Mr. Lanier was employed by our company for more than 45 years, and was an executive with our company for more than 35 years. He provided strong leadership to our company as we transformed from our historical domestic manufacturing roots into an international apparel design, sourcing and marketing company with a portfolio of owned and licensed lifestyle brands and company-owned retail operations. Mr. Lanier's long tenure with our organization provides him incomparable knowledge of our business, and his other varied business experiences, including having served on the boards of six publicly traded companies over the last 30 years, including service on various committees of these boards, exemplifies his leadership skills and offers him insights into compensation and governance issues at public companies, all of which serve our Board well.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications
J. Reese Lanier*	70	1974	Mr. Lanier was self-employed in farming and related businesses and had this occupation for more than five years until his retirement in 2009.

			Mr. Lanier has been affiliated with our company in various official and unofficial capacities for more than 50 years, including having served as a director for more than 35 years. His father was one of the founders of our company. Mr. Lanier's deep knowledge of our business and industry, coupled with his business acumen as a sole proprietor, serves our Board well.

Dennis M. Love	57	2008	Mr. Love is President and Chief Executive Officer of Printpack Inc., a manufacturer of flexible and specialty rigid packaging, and has served in such capacities since 1987. Mr. Love is expected to become Chairman and Chief Executive Officer of Printpack Inc. effective on July 1, 2013. Mr. Love currently serves as a director of AGL Resources, Inc., as Chairman of its Nominating, Governance and Corporate Responsibility Committee and as a member of its Audit and Executive Committees. Mr. Love is also a director of the Cleveland Group, Inc. Mr. Love served as a director of Caraustar Industries, Inc. from 1999 until its reorganization in 2009.

Mr. Love has more than 25 years of experience as a chief executive and has extensive service as a director of public companies, including having served on the Compensation and Employee Benefits Committee of Caraustar Industries, Inc. and the Nominating, Governance and Corporate Responsibility Committee of AGL Resources, Inc. The insight Mr. Love gained through these board affiliations serves our Board and our NC&G Committee well. In addition, Mr. Love's stewardship of Printpack Inc.'s international expansion, as well as successful domestic and international acquisitions, allows him to offer key insights into our operations.

Clarence H. Smith	62	2003
			Mr. Smith is Chairman of the Board, President and Chief Executive Officer of Haverty Furniture Companies, Inc., a home furnishings retailer. Mr. Smith was elected Chairman of Haverty Furniture Companies, Inc. in 2012 and has served as its President and Chief Executive Officer since 2003. He served as President and Chief Operating Officer of Haverty Furniture Companies, Inc. from 2002 to 2003, Chief Operating Officer of Haverty Furniture Companies, Inc. from 2000 to 2002, and Senior Vice President, General Manager-Stores of Haverty Furniture Companies, Inc. from 1996 to 2000. Mr. Smith serves on the Executive Committee of Haverty Furniture Companies, Inc.

			Mr. Smith has more than 15 years of senior management experience at Haverty Furniture Companies, Inc. Haverty Furniture Companies, Inc. is an Atlanta-based, publicly traded company with more than 100 showrooms in 17 states in the Southern, Midwestern and mid-Atlantic regions of the United States, which affords our company, Board and NC&G Committee valuable insight into compensation, governance and general business practices at a company with a brand management focus and retail and other direct-to-consumer business activities.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications
Clyde C. Tuggle	51	2011	Mr. Tuggle is Senior Vice President, Chief Public Affairs and Communications Officer of The Coca-Cola Company. From 1998 to 2000, Mr. Tuggle worked in Coca-Cola's Central European Division Office in Vienna where he held a variety of positions, including as Director of Operations Development, Deputy to the Division President and Region Manager for Austria. In 2000, Mr. Tuggle was elected Vice President of The Coca-Cola Company. In 2003, he was elected Senior Vice President of The Coca-Cola Company and appointed Director of Worldwide Public Affairs and Communications. From 2005 until 2008, Mr. Tuggle served as President of Coca-Cola's Russia, Ukraine & Belarus Business Unit. From 2008 to 2009, Mr. Tuggle served as Coca-Cola's Senior Vice President, Corporate Affairs and Productivity. In 2009, Mr. Tuggle was named Coca-Cola's Senior Vice President, Global Public Affairs and Communications. Mr. Tuggle was elected to serve on the Board of Directors of Georgia Power Company in 2012.

Mr. Tuggle has more than 10 years of executive management experience at a publicly traded company heavily focused on brand management, including oversight of various aspects of Coca-Cola's international operations that serve our Board well as certain of our operating groups expand their international operations. In addition, Mr. Tuggle's experience at Coca-Cola includes oversight of investor relations and public communications issues that provide key insights to our Board and Audit Committee.

Helen B. Weeks	58	1998
			Ms. Weeks founded Ballard Designs, Inc. in 1983 and served as Chief Executive Officer until she retired in 2002. Ballard Designs, Inc. is a home furnishing catalog business which is currently part of HSN, Inc. Ms. Weeks also previously served as a member of the Board of Directors of Cornerstone Brands, Inc., which was organized as a conglomerate of companies selling home and leisure goods and casual apparel through catalogs primarily aimed at affluent, well-educated consumers ages 35 to 60.

			Ms. Weeks has approximately 20 years of experience in a chief executive capacity. Ms. Weeks' experience in direct-to-consumer businesses, including a catalog business, in particular with business activities aimed at demographics overlapping those of our various operating groups, serves our Board well.

E. Jenner Wood III	61	1995	Mr. Wood was elected as Chairman, President and CEO of SunTrust Bank, Atlanta / Georgia Division in 2010, and, prior to that, had served as President, Chairman and CEO of SunTrust Bank Central Group since 2001. Mr. Wood served as Executive Vice President of SunTrust Banks, Inc. from 1994 until 2010. Mr. Wood serves as a director of Crawford & Company, including as Chairman of its Compensation Committee and as a member of its Audit Committee, and of The Southern Company, including as a member of its Governance and Nuclear/Operations Committees. Mr. Wood previously served as a director of Georgia Power Company until his election to the Board of Directors of that entity's parent company, The Southern Company, in 2012.

Mr. Wood's professional career includes nearly 20 years in executive management positions with SunTrust Banks, Inc. and its various affiliates. Mr. Wood's insights with respect to financial issues and the financial services industry generally, including as it relates to the retail and business aspects of SunTrust Bank's operations, together with his extensive experience on the boards of directors and committees of various public and private companies, make him a valuable asset to our Board.

*
J. Hicks Lanier and J. Reese Lanier are first cousins.

Director Independence

        Our Corporate Governance Guidelines provide that we will have a majority of "independent" directors under the NYSE's listing standards, as determined by the Board, and that, at least annually, our NC&G Committee will review each relationship that exists with a director and his or her related interests for the purpose of determining whether the director is independent. Based on our NC&G Committee's review, our Board annually considers the independence of each of our directors, as well as upon learning about intervening events that may impact director independence.

        In March 2013, our NC&G Committee and full Board considered director independence. As part of this consideration, our NC&G Committee and full Board broadly considered all relevant facts and circumstances, including the NYSE's corporate governance listing standards and all relevant transactions and relationships between each director (and his or her immediate family and affiliates) and our company and management to determine whether any relationship might impair the director's ability to make independent judgments.

        Based on this review and consistent with the recommendation of our NC&G Committee, our Board affirmatively determined that the following eight current directors are independent: George C. Guynn; John R. Holder; J. Reese Lanier; Dennis M. Love; Clarence H. Smith; Clyde C. Tuggle; Helen B. Weeks and E. Jenner Wood III.

        In evaluating the independence of our directors, our Board and NC&G Committee gave particular consideration to the following relationships and transactions:

  •
  Mr. J. Reese Lanier beneficially owns or has the ability to direct the voting of approximately 1.5% of our outstanding common stock; Mr. Lanier was an employee of our company more than 45 years ago; Mr. Lanier is a first cousin of Mr. J. Hicks Lanier, our Chairman of the Board and retired Chief Executive Officer; and Mr. Lanier's son had served as one of our executive officers until October 2007;

  •
  Mr. Clyde C. Tuggle's employer The Coca-Cola Company is a vendor to our company, including providing products to our Tommy Bahama Group's restaurant division in the ordinary course of business; and

  •
  As described later in this proxy statement under the heading "Certain Relationships and Related Transactions," Mr. E. Jenner Wood III's employer SunTrust Banks, Inc. (which, together with its subsidiaries, we refer to as "SunTrust") is one of our principal shareholders, with the ability to direct the voting or disposition of approximately 5% of our outstanding common stock; as described under the heading "Certain Relationships and Related Transactions," in the ordinary course of SunTrust's business, subsidiaries of SunTrust act as agent and lender and provide other services under a $235 million syndicated, revolving credit facility that we maintain, with aggregate payments to SunTrust of less than 1% of our gross revenues during fiscal 2012; and between December 2008 and January 2009, Mr. Wood concurrently served as an executive officer of SunTrust while our Chairman and then-Chief Executive Officer Mr. J. Hicks Lanier served as a member of the compensation committee of SunTrust.

        Our Board determined that these payments and relationships were not material to a determination that the applicable directors were independent. As a result and taking into consideration, among other things, the objectivity of Messrs. J. Reese Lanier, Tuggle and Wood at previous meetings of our Board, our Board determined that each is independent.

        In addition, our Board evaluated the independence of the director nominee, Mr. Gallagher, taking into consideration the fact that our retired Chief Executive Officer, Mr. J. Hicks Lanier, served on the board of directors of Genuine Parts Company, Mr. Gallagher's employer, until its April 2013 annual meeting; Mr. Lanier's role as Presiding Director and Chair of the Compensation, Nominating and Governance Committee of Genuine Parts Company through his recent retirement from that company's board of directors; and the membership on Genuine Parts Company's board of directors by two of our other directors, Mr. Guynn and Mr. Holder. Based on this assessment, our Board did not believe that these relationships would preclude Mr. Gallagher from being deemed independent if elected to our Board.

        Mr. J. Hicks Lanier served as our Chief Executive Officer until his retirement in December 2012 and, accordingly, is not independent. Mr. Chubb is an employee of our company and therefore not independent.

Corporate Governance Guidelines; Conduct Policies

        Our Board has adopted Corporate Governance Guidelines that set forth certain guidelines for the operation of the Board and its committees. In accordance with its charter, our NC&G Committee periodically reviews and assesses the adequacy of our Corporate Governance Guidelines. As part of its March 2013 review of our Corporate Governance Guidelines, our NC&G Committee recommended, and our Board subsequently approved, certain revisions to our Corporate Governance Guidelines, including enhancements to our stock ownership and retention guidelines applicable to our directors and executive officers and the adoption of new guidelines relating to the pledging of our company's stock by our directors and executive officers, as further described below under "Executive Compensation—Compensation Discussion and Analysis." In addition, as provided under our Corporate Governance Guidelines, our Board annually conducts a self-evaluation. Our NC&G Committee oversees our Board's self-evaluation process. Our Board has the authority to engage its own advisors and consultants.

        Our Board has also adopted a Code of Conduct for all of our directors, officers and employees, as well as an ethical conduct policy that applies to our senior financial officers, including, among others, our chief executive officer and our chief financial officer and controller. We intend to disclose amendments to our Code of Conduct and our ethical conduct policy for our senior financial officers (other than technical, administrative or other non-substantive amendments) and material waivers of (or failure to enforce) any provisions of these conduct policies (if applicable to any of our directors or executive officers) on our Internet website at www.oxfordinc.com.

Board Meetings and Committees of our Board of Directors

        During fiscal 2012, our Board held five meetings and committees of our Board held a total of seven meetings. During fiscal 2012, each of our directors attended 100% of the meetings of our Board and of all committees of which the director was a member.

        Although we do not have a formal policy requiring attendance by directors at our annual meetings of shareholders, as stated in our Corporate Governance Guidelines, we encourage directors to attend our annual meetings of shareholders in person. In order to facilitate attendance by our directors, we generally schedule our annual meetings of shareholders to coincide with the date of a quarterly meeting of our Board. Nine of our current directors attended our 2012 annual meeting of shareholders.

        Our Board has a standing Executive Committee, Audit Committee and NC&G Committee. The following table identifies the members of each of these committees as of April 19, 2013 and the number of meetings held by each of these committees (and actions taken by written consent in lieu of meetings) during fiscal 2012.

Name	Executive Committee	Audit Committee	NC&G Committee
Thomas C. Chubb III	X
George C. Guynn*		chair
John R. Holder*		X
J. Hicks Lanier	chair
J. Reese Lanier*
Dennis M. Love*	X		X
Clarence H. Smith*	X		chair
Clyde C. Tuggle*		X
Helen B. Weeks*			X
E. Jenner Wood III*	X

Total Number of Meetings	0	4	3
Actions by Written Consent	1	1	2

*
Independent Director

  Executive Committee

        Our Executive Committee has the power to exercise the authority of the full Board in managing the business and affairs of our company, except that our Executive Committee does not have certain powers that are reserved to our full Board under Georgia law. In practice, our Executive Committee serves as a means for taking action requiring our Board's approval between its regularly scheduled meetings.

  Audit Committee

        Our Audit Committee was established in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (which we refer to as the "SEC") to assist our Board in fulfilling its responsibilities with respect to oversight of the following: (1) the integrity of our financial statements, reporting processes and systems of internal controls; (2) our compliance with applicable laws and regulations; (3) the qualifications and independence of our independent registered public accounting firm; and (4) the performance of our internal audit department and our independent registered public accounting firm.

        The principal duties and responsibilities of our Audit Committee are set forth in its charter. Pursuant to its charter, our Audit Committee has the express authority to retain, at our company's expense, any outside legal, accounting or other advisors that it deems necessary or helpful to the performance of its responsibilities. Our Audit Committee may exercise additional authority prescribed from time to time by our Board.

        Our Board annually evaluates the financial expertise and independence of the members of our Audit Committee. Following its review in March 2013, our Board determined that each of Mr. Guynn and Mr. Holder is an "audit committee financial expert," as that term is defined by SEC rules and regulations, and all of the members of our Audit Committee are financially literate in accordance with the NYSE's governance listing standards and SEC rules and regulations.

  Nominating, Compensation & Governance Committee (or NC&G Committee)

        The purpose of our NC&G Committee is to: (1) assist our Board in fulfilling its responsibilities with respect to the compensation of our executive officers; (2) recommend candidates for all directorships to be filled; (3) identify individuals qualified to serve as members of our Board; (4) review and recommend committee appointments; (5) take a leadership role in shaping our corporate governance; (6) develop and recommend to our Board for adoption our Corporate Governance Guidelines; (7) lead our Board in an annual review of its own performance; and (8) perform other functions that it deems necessary or appropriate. Our Board of Directors has determined that all members of our NC&G Committee are independent in accordance with the NYSE's corporate governance listing standards. Pursuant to its charter, our NC&G Committee has the express authority to retain or obtain the advice of a compensation consultant, independent legal counsel or other advisor, at our company's expense, provided, that it will retain such advisor only after taking into consideration relevant factors relating to the advisor's independence from our management.

        Our NC&G Committee also has the following responsibilities, among others, related to compensation matters: (1) administering our stock option and restricted stock plans; (2) administering our Executive Performance Incentive Plan; (3) reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer's performance in light of those goals and objectives and determining the compensation of our Chief Executive Officer based upon this evaluation; (4) reviewing and approving the compensation of our non-CEO executive officers; and (5) making recommendations to our Board regarding certain incentive compensation plans and equity-based plans. In addition, as part of its oversight of our overall compensation program, our NC&G Committee considers our compensation policies and procedures, including the incentives that they create and factors that may influence excessive risk taking.

        For information about the role of executive officers and compensation consultants in determining compensation, see "Executive Compensation—Compensation Discussion and Analysis" below.

Meetings of Non-Employee Directors

        Pursuant to our Corporate Governance Guidelines, our non-employee directors periodically meet separately in executive sessions. Starting with his election as our presiding independent director in June 2012, Mr. Wood chaired the meetings of our non-employee directors.

Board Leadership

        Our Board is currently comprised of eight independent directors; one non-independent, non-management director (our retired Chief Executive Officer Mr. J. Hicks Lanier); and one management director (our current Chief Executive Officer Mr. Chubb). Until his retirement as our Chief Executive Officer in December 2012, Mr. J. Hicks Lanier served in the dual capacity of Chief Executive Officer and Chairman of our Board. Based upon his insights into the day-to-day operations of our business and his long tenure on our Board and the continuity that his experience offered, we believed that our company and shareholders were best served by having Mr. Lanier serve in both capacities. Our Corporate Governance Guidelines expressly provide that our Board should make the decision as to who should serve as its chair based on the relevant factors applicable at the time.

        In 2013, we separated the roles of chair of our Board (Mr. Lanier) and Chief Executive Officer (Mr. Chubb). We also have a presiding independent director (Mr. E. Jenner Wood III). In connection with Mr. Lanier's retirement from his position as our Chief Executive Officer, consistent with our Board's periodic review, our Board considered the factors relevant to establishing an effective leadership structure. Based upon these considerations, including enabling Mr. Lanier to effectively provide advice to, and independent oversight of, management, our Board believed that Mr. Lanier's continued service as the Chairman of our Board was appropriate, while Mr. Chubb, in his capacity as our Chief Executive Officer, focuses on the daily operations of our business, the activities of our operating groups, our business objectives and other factors impacting our business.

        In his capacity as the presiding independent director, Mr. Wood sets the agenda for, and chairs, executive sessions of our non-employee directors; serves as a liaison between independent directors and our Chairman and our Chief Executive Officer; and serves as a liaison between our shareholders and our independent directors. As presiding independent director, Mr. Wood is in regular contact with our Chairman and our Chief Executive Officer about our operating results and activities, risks to our business and business prospects.

        With an active, engaged presiding independent director, a non-management and long-tenured chair with vast experience in public company matters and the operations of our business, a supermajority of independent directors, regular meetings of our non-employee directors in executive session, and our Audit Committee and NC&G Committee (each of which reports to our full Board on a quarterly basis on significant committee activities) comprised solely of independent directors, our Board believes that its current leadership structure is in the best interests of our organization and our shareholders.

Board's Role in Risk Oversight

        Our Board is ultimately charged with overseeing our business, including risks to our business, on behalf of our shareholders. In order to fulfill this responsibility, our Audit Committee, pursuant to its charter, reviews our policies with respect to our company's risk assessment and risk management. At our Audit Committee's direction and with its oversight, we conduct an enterprise risk management program (which we refer to as the "ERM program") on an ongoing basis. At each quarterly meeting of our Audit Committee, a significant portion of time is devoted to a management report to the committee on the status of the ERM program and/or particular risks faced by our company. Our Audit Committee actively engages management on potential strategies for reducing, eliminating or mitigating the risks to our organization. Our Audit Committee regularly reports to our Board on our ERM program. In addition to our ERM program, our Board examines specific business risks in its regular reviews of our operating groups and also on a company-wide basis as part of its regular strategic reviews.

        As part of its oversight of our overall compensation program, our NC&G Committee considers our compensation policies and procedures, including the incentives that they create and factors that may influence excessive risk taking. In particular, our compensation program provides for short-term cash incentive payments to individuals throughout our company based on satisfaction of pre-established performance targets. For employees within our various operating groups, these performance targets may be based on performance by the operating group, as a whole, or a specific business unit or business location within that operating group. Employees who are not assigned to a specific operating group typically receive cash incentives based on the satisfaction by our various operating groups of pre-established performance targets and our company as a whole of pre-established performance targets. Each cash incentive award for an individual employee within our organization is subject to a maximum amount payable to the individual. Our senior management and, with respect to our executive officers, our NC&G committee, approve applicable performance targets taking into consideration our detailed, internal budgets for upcoming fiscal periods. These members of senior management receive monthly financial reports and review and analyze deviations from the budgeted plans to assess whether, among other things, the deviations were the result of inappropriate risk taking. We have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on our company.

Website Information

        We have posted our Corporate Governance Guidelines, our Code of Conduct, our ethical conduct policy for our senior financial officers, our Audit Committee charter and our NC&G Committee charter under the "Corporate Governance" link under the "Investor Relations" tab on our Internet website at www.oxfordinc.com.

Director Nomination Process

        In accordance with our Corporate Governance Guidelines, our NC&G Committee periodically reviews the skills and characteristics required of our directors in the context of the make-up of our Board. This assessment includes issues such as independence, expertise, age, diversity, general business knowledge and experience, financial literacy and expertise, availability and commitment, and other criteria that our NC&G Committee finds to be relevant.

        Consistent with our Corporate Governance Guidelines, our NC&G Committee recognizes that a diversity of viewpoints and practical experiences can enhance our Board's effectiveness. Accordingly, it is the practice of our NC&G Committee in evaluating the diversity of potential director candidates to give particular consideration to the diverse experiences and perspectives that a prospective candidate may bring to our Board. In order to accomplish its objectives, our NC&G Committee's evaluations of potential candidates generally involve a review of the candidate's background and credentials; interviews of a candidate by members of our NC&G Committee and/or other members of our Board; and discussions among our NC&G Committee members, as well as other directors. Based on its evaluation in light of the foregoing factors, our NC&G Committee recommends candidates to our full Board which, in turn, selects candidates to be nominated for election by the shareholders or to be elected by our Board to fill a vacancy.

Director Compensation

  Compensation Program for Fiscal 2012

        During fiscal 2012, our non-employee directors received compensation in accordance with the following program guidelines: (1) an annual stock retainer in the form of restricted stock (subject to a vesting period generally coinciding with one year of service on our Board) granted to each non-employee director with a grant date fair value of $45,000; (2) an annual cash retainer of $30,000 payable in quarterly installments to each non-employee director; (3) an additional $12,500 annual cash retainer payable in quarterly installments to the chair of our Audit Committee; (4) an additional $10,000 annual cash retainer payable in quarterly installments to the chair of our NC&G Committee; and (5) a $1,250 meeting fee for each committee or board meeting attended.

        To further encourage our directors to enhance their ownership of our stock, our non-employee directors are given the option to elect to receive the $30,000 annual cash retainer in the form of a one-time restricted stock grant having a grant date fair value of $30,000. Restricted shares granted for fiscal 2012 in lieu of the cash retainer vest as follows: 75% of the shares vested on December 31, 2012; and the remaining 25% of the shares vest on a date coinciding with the vesting date for the annual stock retainer (which is June 19, 2013).

        Director compensation is paid for the 12-month period commencing with each annual meeting of shareholders. The number of shares of our restricted stock to be issued in respect of each non-employee director's annual stock retainer (and in respect of the annual cash retainer, if a director elected to receive that portion of his retainer in the form of stock) was based on the closing price of our common stock as reported on the NYSE as of the grant date for the restricted stock.

        Under our deferred compensation plan, our non-employee directors are eligible to defer receipt of up to 100% of their cash retainers and/or board and committee meeting fees. Non-employee directors are permitted to "invest" their deferred fees among a platform of investment options that are available to employees eligible to participate in the plan. Our deferred compensation plan is an unfunded, non-qualified deferred compensation plan, and participants' account balances are subject to the claims of our company's creditors. In the event that our company becomes insolvent, participants in the plan would be unsecured general creditors with respect to their account balances, which we believe further aligns the interests of our participating directors with the long-term interests of our shareholders.

        Employee directors do not receive an annual retainer or meeting fees for their service on our Board.

  Director Compensation for Fiscal 2012

        The table below summarizes the compensation for our non-employee directors for fiscal 2012.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
George C. Guynn	53,157	44,968	586	98,711
John R. Holder	11,288	74,962	846	87,096
J. Hicks Lanier(3)	—	—	—	—
J. Reese Lanier	36,282	44,968	586	81,836
Dennis M. Love	40,022	52,478	662	93,162
Clarence H. Smith	49,407	44,968	586	94,961
Clyde C. Tuggle	41,282	44,968	586	86,836
Helen B. Weeks	40,032	44,968	586	85,586
E. Jenner Wood III	36,282	44,968	586	81,836

(1)
The values for stock awards in this column represent the grant date fair value of restricted stock granted in fiscal 2012, computed in accordance with FASB ASC Topic 718; however, pursuant to SEC regulations, no reduction has been applied for estimated forfeitures. Information about the assumptions used to value these awards can be found under the captions "Stock-Based Compensation" and "Long-Term Stock Incentive Plan" in Notes 1 and 7, respectively, in our Fiscal 2012 Annual Report on Form 10-K. As of February 2, 2013, Mr. Holder held 1,173 restricted shares of our common stock, Mr. Love held 1,174 restricted shares of our common stock, Mr. J. Hicks Lanier did not hold any restricted shares of our common stock, and each of our other non-employee directors held 1,006 restricted shares of our common stock.

(2)
Represents the dollar value of dividends paid on unvested stock awards which was not factored into the grant date fair value for the stock. In addition, from time to time, our directors receive discounted and complimentary apparel and related merchandise. We do not believe that the aggregate incremental cost to us of these discounts and benefits exceeds $10,000 for any of our directors and, in accordance with SEC rules and regulations, have excluded them from this table.

(3)
Mr. Lanier served as our Chief Executive Officer until his retirement from that position in December 2012 and, as a result, was not eligible to receive non-employee director compensation until January 2013. Compensation paid to Mr. Lanier during fiscal 2012 is set forth below under "Executive Compensation."

 EXECUTIVE OFFICERS

        All of our executive officers are elected by and serve at the discretion of our Board. The following table sets forth information about our executive officers as of April 19, 2013:

Name	Age	Title	Biography
Thomas C. Chubb III	49	Chief Executive Officer and President	Mr. Chubb is our Chief Executive Officer and President. He has held that position since January 2013. Mr. Chubb served as our President starting in 2009, as our Executive Vice President from 2004 until 2009, and as our Vice President, General Counsel and Secretary from 1999 to 2004. Mr. Chubb has served as a member of our Board since June 2012.

Scott A. Beaumont	59	CEO, Lilly Pulitzer Group
			Mr. Beaumont is CEO, Lilly Pulitzer Group (one of our operating groups), and has held that position since December 2010 when we acquired Sugartown Worldwide, Inc. and its Lilly Pulitzer® operations. Prior to our acquisition of Sugartown, Mr. Beaumont served as its Chairman and Chief Executive Officer since co-founding the company in 1993. Mr. Beaumont has served as a member of the Board of Directors of CSS Industries, Inc. since 2005 and currently serves as a member of its Audit Committee and its Nominating and Governance Committee.

Thomas E. Campbell	49	Senior Vice President—Law and Administration, General Counsel and Secretary	Mr. Campbell is Senior Vice President—Law and Administration, General Counsel and Secretary and has served in that capacity since 2011. Mr. Campbell served as our Senior Vice President—Law, General Counsel and Secretary from 2008 to 2011 and as our Vice President—Law, General Counsel and Secretary from 2006 to 2008.

K. Scott Grassmyer	52	Senior Vice President—Finance, Chief Financial Officer and Controller
			Mr. Grassmyer is Senior Vice President—Finance, Chief Financial Officer and Controller and has served in this capacity since 2011. Mr. Grassmyer served as our Senior Vice President, Chief Financial Officer and Controller from 2008 to 2011 and as our Senior Vice President and Controller from 2004 to 2008. From 2003 to 2004, he served as our Vice President and Controller. Mr. Grassmyer was appointed our Controller in 2002.

J. Wesley Howard, Jr.	53	President, Lanier Clothes	Mr. Howard is President, Lanier Clothes (one of our operating groups) and has held that position since 2011. Since becoming President, Lanier Slates for Lanier Clothes in 1997, Mr. Howard has served in various capacities for our Lanier Clothes operating group, including as President, Special Programs from 2005 to 2010, as President, Brands and Special Programs during a portion of 2010 and as President, Sales and Merchandising during a portion of 2011.

Terry R. Pillow	60	CEO, Tommy Bahama Group
			Mr. Pillow is CEO, Tommy Bahama Group (one of our operating groups), and has held that position since 2008. Prior to joining our company, from 2005 to 2006, Mr. Pillow served at Polo Ralph Lauren Corporation as President & Chief Executive Officer, Ralph Lauren Footwear.

        In addition, the following individuals served as executive officers of our company during a portion of fiscal 2012: Mr. J. Hicks Lanier served as our Chief Executive Officer until his retirement in December 2012; and Mr. Panayiotis P. Philippou served as CEO, Ben Sherman Group (one of our operating groups) until his departure from our company in November 2012.

 EXECUTIVE COMPENSATION

Introduction

        In this section of the proxy statement, we provide information about our executive compensation program specifically as it relates to our "named executive officers," or NEOs. This information includes: (1) a Compensation Discussion and Analysis discussing, among other things, how and why our NC&G Committee (which we refer to in this section of the proxy statement as our "compensation committee") made its fiscal 2012 compensation decisions for our NEOs; (2) the compensation tables required by the SEC's rules and regulations; and (3) a summary of certain limited arrangements with applicable NEOs that provide for payments upon defined change of control events or upon termination of employment.

        Based on the SEC's rules, we have determined that for fiscal 2012 (which was the 53-week period that commenced on January 29, 2012 and ended on February 2, 2013), our NEOs are as follows: (1) Mr. Thomas C. Chubb III, our Chief Executive Officer and President; (2) Mr. J. Hicks Lanier, our Chairman and retired Chief Executive Officer; (3) Mr. K. Scott Grassmyer, our Senior Vice President—Finance, Chief Financial Officer and Controller; (4) Mr. Scott A. Beaumont, CEO, Lilly Pulitzer Group; (5) Mr. Thomas E. Campbell, our Senior Vice President—Law and Administration, General Counsel and Secretary; (6) Mr. Terry R. Pillow, CEO, Tommy Bahama Group; and (7) Panayiotis P. Philippou, the former CEO, Ben Sherman Group.

        Because Mr. Beaumont and Mr. Campbell first became NEOs in fiscal 2012 and Mr. Philippou first became an NEO in fiscal 2011, in accordance with SEC rules and regulations, we have not included their compensation information for periods prior to when they became an NEO. In addition, compensation paid to Mr. Philippou was denominated in pounds sterling; in this proxy statement, except as otherwise indicated, for ease of reference (1) the compensation paid to Mr. Philippou during or in respect of fiscal 2012 has been restated to U.S. dollars based on an exchange rate of pounds sterling 1.00 = U.S. $1.59 and (2) the compensation paid to Mr. Philippou during or in respect of fiscal 2011 has been restated based on an exchange rate of pounds sterling 1.00 = U.S. $1.60. The exchange rates used to restate compensation paid to Mr. Philippou represent the average month-end exchange rate during the applicable fiscal year that was used for financial reporting purposes.

Compensation Discussion and Analysis

  Executive Summary

        We are a global apparel company. Our core business strategy is to develop and market compelling lifestyle brands that evoke a strong, emotional response from our target consumers. Our goal is to build consumer loyalty and sustainably grow the earnings power of our company. Consistent with our strategy, we design, source, market and distribute products that bear the trademarks of our company-owned lifestyle brands, including Tommy Bahama®, Lilly Pulitzer® and Ben Sherman®. We distribute our branded products through direct-to-consumer channels, which include our own retail stores and e-commerce sites, and through wholesale distribution channels, which include better department stores and specialty stores. To a lesser extent, we also design, source, market and distribute certain licensed and private label apparel products bearing brands owned by others.

        Overall, we were pleased with our performance during fiscal 2012 and believe that the compensation and other actions affecting our NEOs were in keeping with our performance. Notably:

  •
  We grew consolidated net sales to $855.5 million in fiscal 2012—up 13% from the prior year—on the strength of strong performances in our Tommy Bahama and Lilly Pulitzer operating groups;

  •
  Our GAAP earnings per share increased in fiscal 2012 to $1.89, up from $1.77 in the prior year, even while we made substantial investments in our key Tommy Bahama and Lilly Pulitzer lifestyle brands and weathered worse-than-expected difficulties at Ben Sherman;

  •
  Tommy Bahama exceeded the $500 million mark in sales for the first time, ending the year having generated $528.6 million—a 17% increase over the prior year; rolled out a significant international expansion effort during fiscal 2012 and, at year end, operated eight stores in the Asia-Pacific region; and opened its 100th U.S. store during fiscal 2012 and by year-end was operating 105 locations domestically;

  •
  Lilly Pulitzer—our fastest growing operating group over the past two years—grew sales to $122.6 million in fiscal 2012 and posted its second consecutive year of 30% sales growth; and

  •
  Our Lanier Clothes operating group, which designs and markets branded and private label tailored clothing under a variety of labels at a wide range of price points, achieved a solid operating margin of just over 10% on sales of $107.3 million.

        Unlike our other three operating groups, our Ben Sherman Group performed poorly in fiscal 2012. Sales fell 10% to $81.9 million, while operating losses increased to $10.9 million. In November 2012, Mr. Philippou departed after serving as CEO, Ben Sherman Group for almost three years.

  Summary of Significant Compensation Actions for Fiscal 2012.

        Entering the year, we anticipated fiscal 2012 would be a year of significant investment in the long-term growth of our key lifestyle brands. This included capital and other expenditures related to (1) development of our Tommy Bahama Group's international infrastructure and the opening of retail Tommy Bahama locations in Asia, (2) Tommy Bahama's opening of a retail store and restaurant in New York City as well as other domestic retail store openings, (3) new retail store openings by our Lilly Pulitzer Group, and (4) a general increase in SG&A to support our growing Tommy Bahama and Lilly Pulitzer brands. In making compensation decisions, our compensation committee was mindful of the expense our company was incurring in fiscal 2012 in connection with these investments. Significant compensation activities during fiscal 2012 included the following:

  •
  In March 2012, our compensation committee, at the request of our Chairman and then-CEO Mr. J. Hicks Lanier, decided not to increase Mr. Lanier's annual base salary of $500,000, which was recognized as being well below the base salary levels paid to similarly situated chief executives;

  •
  In March 2012, our compensation committee approved increases in the base salaries of certain of our NEOs where it believed that performance (and in the case of Mr. Beaumont, the terms of his employment agreement) warranted the increase;

  •
  In March 2012, our compensation committee approved for fiscal 2012 an annual cash incentive program under our Executive Performance Incentive Plan (which we refer to as the "EPIP") for our NEOs, with performance goals based exclusively on the financial performance of our company or the applicable operating group;

  •
  In March 2012, our compensation committee also approved performance-based equity compensation awards for certain of our NEOs that were to be earned based solely on our company's financial performance during fiscal 2012 and further subject to a three-year, service-based vesting requirement;

  •
  In November 2012, in connection with Mr. Philippou's departure, we entered into a compromise agreement with Mr. Philippou providing for our payment of approximately $330,000 in respect of a six month notice period under Mr. Philippou's employment contract and his covenants under the agreement, including his release of any claims against our company and reaffirmation of certain confidentiality, non-solicitation and non-competition restrictions;

  •
  In December 2012, in anticipation of Mr. Chubb's promotion to CEO, our compensation committee reviewed Mr. Chubb's compensation and decided to increase his annual base salary to $725,000, taking into consideration, among other things, market data regarding CEO compensation and Mr. Chubb's salary history, job performance and experience; and

  •
  In December 2012, our compensation committee considered the appropriateness of providing certain benefits to Mr. Lanier in connection with his retirement as our Chief Executive Officer. At Mr. Lanier's insistence, the compensation committee did not provide Mr. Lanier with any significant payment in respect of his retirement. The limited retirement benefits provided to Mr. Lanier are described below under "—Written Arrangements."

        Key Actions for Fiscal 2013.    In making compensation decisions for fiscal 2013, our compensation committee took into consideration, among other things, Mr. Chubb's promotion to CEO, the increased responsibilities taken on by certain other NEOs, retention and succession planning, the company's investment plans and financial projections for fiscal 2013 (which is the 52-week period that commenced on February 3, 2013 and ends on February 1, 2014), as well as our compensation peer group, compensation market research, and best practices in compensation programs. In addition to approving a cash incentive program for all of our NEOs under the EPIP, similar to the program approved for fiscal 2012, significant compensation decisions that have been approved by our compensation committee in respect of fiscal 2013 included the following:

  •
  Our compensation committee approved a performance-based equity compensation program, and related awards for certain of our NEOs, similar to the equity compensation program in place for fiscal 2012 (which includes a one-year performance period in respect of fiscal 2013 and an additional three-year service-based vesting period), utilizing earnings per share as a performance measure; and

  •
  In early fiscal 2013, our compensation committee approved a special cash incentive compensation opportunity for Mr. Beaumont under our EPIP based on Lilly Pulitzer's cumulative profit before tax ("PBT") performance over a three-year performance period comprising fiscal years 2013, 2014 and 2015; at the end of the three-year performance period, Mr. Beaumont would be entitled to a one-time payout of $1 million at target PBT performance over the three-year period (with a prorated award between threshold and target performance and an increased award for exceeding target performance), with a target PBT goal which we consider to be robust.

  Consideration of Last Year's Advisory Shareholder Vote on NEO Compensation

        At our 2012 annual meeting of shareholders, we held an advisory vote seeking shareholder approval of a "say-on-pay" proposal approving our NEO compensation program. At the 2012 annual meeting, approximately 97% of the votes cast on our say-on-pay proposal were cast in support of our NEO compensation program, as described in our 2012 proxy statement. In light of the strong shareholder support on last year's say-on-pay proposal, our Board and compensation committee did not make any significant changes to our NEO compensation program for fiscal 2013.

  Compensation Philosophy and Objectives

        Our executive compensation programs are designed to:

  •
  maintain a strong link between pay and performance for compensation paid to our executive officers;

  •
  align our executive officers' interests with those of our shareholders by creating a strong focus on stock ownership; and

  •
  ensure that we are able to attract and retain talented individuals who can deliver excellent business performance.

        Consistent with these objectives, our NEO compensation practices incorporate the following in consideration of the long-term best interests of our shareholders:

  •
  we tie a meaningful percentage of each NEO's potential cash and total compensation opportunities to performance of our company and/or our operating groups;

  •
  our NEOs generally do not have employment contracts (except in limited circumstances, such as based on local custom or in the context of an acquisition, dictating that a written employment contract is appropriate);

  •
  we do not have general severance arrangements with our NEOs (although Mr. Philippou's previous employment contract provided for severance in certain situations, and Mr. Beaumont has an employment contract providing for severance in certain situations);

  •
  we do not provide our NEOs with tax gross-ups;

  •
  our fiscal 2012 and fiscal 2013 performance-based equity compensation awards are subject to a "double-trigger" acceleration of vesting (i.e., a change of control of our company and a termination of employment by the individual with good reason or by us or our acquirer without cause);

  •
  our fiscal 2012 and fiscal 2013 performance-based equity compensation awards are subject to a clawback provision in the event of certain material restatements of our financial statements;

  •
  we do not pay dividends or dividend equivalents on performance-based equity compensation awards during the applicable performance period;

  •
  we do not reprice underwater stock options, and repricing of options is prohibited under our Long-Term Stock Incentive Plan (which we refer to as the "LTIP") absent shareholder approval;

  •
  we maintain (and recently enhanced) stock ownership guidelines for our executive officers, which our Chief Executive Officer, and all but one of our continuing NEOs, currently exceeds;

  •
  we have a retention guideline, or holding period, on exercised stock options and vested restricted stock that applies to our executive officers, including our NEOs;

  •
  we have an anti-hedging policy prohibiting our directors and executive officers from hedging the economic risk of ownership of our company's stock;

  •
  our Board recently approved a formal anti-pledging restriction applicable to our directors and executive officers that is set forth in our Corporate Governance Guidelines; and

  •
  we provide only modest perquisites, namely complimentary or discounted availability of our products, that serve the best interests of our business and are common practice in our industry.

  Compensation Decision Process

        Compensation Committee; Compensation Consultants.    Pursuant to its charter, our compensation committee has the authority, with our company's funding, to retain or obtain the advice of a compensation consultant to assist in the evaluation of, among other things, chief executive officer and non-CEO executive officer compensation, provided, that it will retain such an advisor only after taking into consideration relevant factors relating to the advisor's independence from our management.

        In February 2012, our compensation committee completed a project which comprehensively reviewed the compensation paid to our executive officers. The first phase of the project, which started in fiscal 2011, focused on benchmarking total compensation for the company's executive officers. The second phase of the project included updating the company's compensation peer group, conducting compensation market research, benchmarking best practices in compensation programs, and developing a new performance-based long-term incentive program. The compensation committee relied in part on work done by compensation consulting firm James F. Reda & Associates, or "Reda," which was engaged by the compensation committee in fiscal 2011 to provide program design, benchmarking and technical assistance, as well as work done by our Senior Vice President—Human Resources and other members of management.

        The overall project provided a framework for compensation decisions in fiscal 2011 and fiscal 2012, and the information provided by Reda was utilized in developing the performance-based equity compensation programs approved by our compensation committee in fiscal 2012 and fiscal 2013. Neither Reda nor any other compensation consultant provided services during fiscal 2012.

        Key Participant Roles.    The following table summarizes the significant roles of the various key participants in the decision-making process with respect to NEO compensation, in particular for fiscal 2012 and fiscal 2013:

Participant	Roles
Board of Directors

•

Reviews and approves changes in equity and cash incentive plans available to our NEOs (other than those generally available to employees of our company on a non-discriminatory basis), including submission of plans or plan amendments to our shareholders for approval as may be required

•

Appoints the members of our compensation committee

Compensation Committee

•

Establishes and communicates the performance objectives for our Chief Executive Officer

•

Evaluates the performance of our Chief Executive Officer

•

Determines and approves the base salary and cash incentive award opportunities for our Chief Executive Officer

•

Reviews our Chief Executive Officer's performance evaluation and compensation recommendations for each of our other NEOs

•

Approves the base salary and cash incentive award opportunities for each of our other NEOs

•

Reviews and approves all equity compensation awards, including those to our NEOs

•

Oversees our company's risk profile that results from our compensation programs

Independent Compensation Consultant (during fiscal 2011)

•

Reviewed compensation programs for our NEOs relative to market comparables

•

Provided recommendations on target cash and total compensation ranges for our NEOs for fiscal 2011 and on target equity compensation ranges for our NEOs for fiscal 2012

•

Assisted with program design for equity compensation programs

•

Summarized market data on various aspects of executive compensation, including market trends and practices

Chairman of the Board	• Regularly attends our compensation committee meetings • Provides input on performance of our Chief Executive Officer

Executive Officers

Chief Executive Officer

•

Regularly attends our compensation committee meetings

•

Reviews performance of our other NEOs

•

Provides our compensation committee with base salary and target cash and equity incentive compensation recommendations for our other executive officers

•

Together with our Chief Financial Officer and other executive officers, recommends performance goals applicable to performance-based compensation

Senior Vice President—Finance, Chief Financial Officer and Controller

•

Periodically attends our compensation committee meetings

•

Provides budget information and preliminary recommendations to our Chief Executive Officer and, ultimately, to our compensation committee on performance goals applicable to performance-based compensation

•

Provides and certifies financial information used in determining satisfaction of performance targets

Participant	Roles
Senior Vice President—Law and Administration, Secretary and General Counsel

•

Regularly attends our compensation committee meetings

•

Prepares and provides agenda materials for our compensation committee meetings

•

Assists with a review of market data on executive officer compensation, including applicable ranges of base salary and total cash compensation paid to comparable executives at comparator companies

•

Assists with design and implementation of compensation programs

•

Updates and summarizes key legal and corporate governance developments relating to compensation practices

Senior Vice President—Human Resources

•

Regularly attends our compensation committee meetings

•

Prepares and provides agenda materials for our compensation committee meetings

•

Reviews and summarizes market data on executive officer compensation, including providing applicable ranges of base salary and total cash compensation paid to comparable executives at comparator companies

•

Assists with design and implementation of compensation programs

•

Makes preliminary recommendations on executive officer compensation ranges

        Market Data.    We utilize market surveys to obtain a general understanding of compensation practices and trends, and in evaluating market comparisons of compensation paid to our NEOs, when making compensation recommendations and decisions for our NEOs. For fiscal 2012 compensation reviews, we utilized the applicable Kenexa Apparel and Footwear and Specialty Retail Industry Surveys; Mercer's Apparel and Retail Industry Surveys; and Towers Watson's General Industry Survey Reports on Executive Compensation.

        In addition, our compensation committee reviews compensation data obtained from publicly available sources from comparator companies in order to do a "market check" to ensure that the compensation paid to our NEOs does not significantly deviate from the compensation paid to executive officers at those comparator companies. For fiscal 2012, for purposes of conducting its market check, our compensation committee reviewed compensation data from the following companies:

Ann Inc.	Guess?, Inc.	Quiksilver, Inc.
bebe stores, inc.	Kenneth Cole Productions, Inc.	Steven Madden, Ltd.
Carter's, Inc.	lululemon athletica inc.	The Talbots, Inc.
Chico's FAS Inc.	Maidenform Brands, Inc.	The Warnaco Group, Inc.
Columbia Sportswear Company	Perry Ellis International, Inc.	Urban Outfitters, Inc.
G-III Apparel Group, Ltd.

  Elements of Executive Officer Compensation

        Total compensation for our NEOs in recent years has consisted of the following components:

Compensation Component	Overview	Purpose
Base Salary	Base salary provides a fixed amount of cash compensation to our NEOs.	Base salary provides a competitive level of guaranteed cash compensation that allows us to attract and retain qualified executives and to compensate them for performing basic job responsibilities.

Compensation Component	Overview	Purpose
Short-Term/Annual Incentive Compensation	Cash incentive awards under the EPIP provide our NEOs with variable cash compensation opportunities based on company and/or operating group performance.
Cash incentive awards are used, among other things, to attract and retain qualified executives; align the compensation paid to our executive officers with our company's performance; motivate our executive officers to work to achieve and exceed specific company performance goals; and facilitate the treatment of elements of compensation as performance-based compensation under the Internal Revenue Code.

Performance-Based Equity Compensation	Performance-based equity incentive compensation awards, including service-based vesting requirements, may be provided to our NEOs under our LTIP.	Equity compensation further align the interests of our NEOs with those of our shareholders by encouraging retention, motivating our executive officers to work to achieve and exceed performance goals and rewarding increases in stock price.

Other Benefit Plan Participation Opportunities
	Our NEOs based in the United States are generally eligible to participate in various health, life insurance, retirement, stock purchase and disability benefit plans we have established for our U.S.-based employees and/or executives.	These benefit plans are designed to attract and retain key employees by providing benefits competitive with those generally available.

Perquisites	From time to time, our NEOs receive discounts on merchandise purchased directly from our distribution centers or through our direct to consumer channels, as well as complimentary meals at our Tommy Bahama restaurants or allowances for apparel merchandise, and other minimal perquisites.	These perquisites are designed to attract and retain key employees by providing perquisites that are common practice within our industry.

        In addition, Mr. Philippou, who was based in the U.K., was eligible during his tenure to participate in certain compensation programs and opportunities established for executives and other employees in our Ben Sherman Group, including a long-term cash retention plan.

        Target Compensation Levels / Mix.    Prior to fiscal 2009 (when Mr. Lanier requested that his base salary as CEO be reduced), our compensation committee targeted total cash compensation for Mr. Lanier at the median of the total cash compensation paid to similarly situated chief executives identified in the available market surveys. For our executive officers other than Mr. Lanier, in recent years we have targeted total cash compensation (base salary and cash incentive awards) at the median of total cash compensation relative to similar positions identified using industry and general market data. While we target total cash compensation at the median for these executive officers, in establishing specific base salary amounts and cash incentive award target amounts payable to any individual executive officer, our compensation committee takes into consideration other factors, such as the specific individual's prior performance and accomplishment of significant business strategies, an individual's prior employment experience and compensation history, other factors related to the scope or unique nature of the incumbent's job responsibilities, retention considerations, and geographic distinctions.

        In approving the amount of long-term equity compensation paid to our executive officers, our compensation committee reviews market data to understand trends and general compensation practices (for example, typical vesting periods and/or types and values of equity grants). In approving our fiscal 2012 performance-based equity compensation program, which is described under "—Long-Term Equity Incentive Compensation—LTIP Awards for Fiscal 2012," our compensation committee also took into consideration market survey data on equity compensation ranges and recommendations made by the compensation consultant engaged by our compensation committee.

        Our compensation committee reviews all components of the compensation payable to our executive officers, including base salaries, cash incentive awards, and long-term equity incentive compensation. In approving the total compensation paid to our NEOs, our compensation committee does not expressly allocate a specified percentage of total compensation to base salary, short-term incentive compensation and/or long-term equity compensation. However, our compensation committee considers the total cash compensation that would become payable to that officer in comparison to the total cash compensation ranges available to similarly situated executives at comparator companies and based on market surveys.

        Compensation Mix.    Our compensation committee generally increases target incentive award levels for an executive officer as such officer's responsibilities within our organization increase, thereby more heavily weighting the variable elements of compensation for our most senior executive officers who are more likely to have a strong and direct impact in achieving strategic and financial goals that are most likely to affect shareholder value. Our compensation committee believes that the best interests of our shareholders are served by subjecting a meaningful proportion of each of our NEOs' total compensation to the achievement of company and/or operating group performance that represents meaningful value to our company.

  Base Salary

        Our compensation committee utilizes base salaries to provide a fixed amount of compensation to our NEOs for the performance of their duties. Base salaries of our NEOs are reviewed on an annual basis. Our compensation committee determines the salary of our Chief Executive Officer and reviews and approves (with or without modification) our Chief Executive Officer's recommended salaries of all of our other executive officers.

  Base Salaries for Fiscal 2012

        Chief Executive Officer's Review and Base Salary.    In March 2012, our compensation committee evaluated Mr. Lanier's performance during fiscal 2011. As part of its review, our compensation committee considered the company's performance and achievements during fiscal 2011, including:

  •
  On a consolidated basis in fiscal 2011, net sales rose to $758.9 million, up 26% from the prior year, and operating income rose to $68.8 million, up 69% from the prior year.

  •
  The company's stock price more than doubled during fiscal 2011.

  •
  The company's largest business unit, Tommy Bahama Group, continued to perform well, with net sales rising to $452.2 million, up 13% from fiscal 2010, and operating income increasing to $64.2 million, up 26% from the prior year. In addition, much planning was done in fiscal 2011 in preparation for Tommy Bahama's international expansion effort, including team building, product development, distribution and logistics planning, legal and tax planning, and development of marketing strategies.

  •
  Our newest business unit, Lilly Pulitzer Group, was integrated into the company and performed very well during its first full year as part of our company, with fiscal 2011 net sales of $94.5 million and operating income of $14.3 million.

  •
  At Lanier Clothes during fiscal 2011, we successfully planned and navigated a leadership change, appointing a new president for Lanier Clothes when its former president retired, and the business continued to perform well.

  •
  Although the company performed well overall, the company's Ben Sherman Group did not perform well during fiscal 2011, even taking into account the challenging retail environment Ben Sherman faced in the U.K.

        In light of the company's overall success under Mr. Lanier's leadership during fiscal 2011, our compensation committee believed it would be appropriate to reinstate Mr. Lanier's base salary at a level commensurate with chief executives at comparator companies. Our compensation committee noted that the median base salary for chief executives, as reflected by relevant market survey data, was $869,000 per year and that our Chief Executive Officer's salary was at or around the lower end of base salaries paid to chief executives at the comparator companies. However, based on Mr. Lanier's request that his base salary not be increased, our compensation committee approved no change in Mr. Lanier's annual base salary of $500,000 for fiscal 2012.

        Base Salaries for our Other NEOs.    In recommending the base salaries of each of our other NEOs for fiscal 2012, Mr. Lanier evaluated the compensation paid to such officers in the context of the individual's job level, the salary range reflected in applicable survey data, the individual's responsibility within the organization as a whole and the individual's personal performance and contributions during fiscal 2011.

        In particular, Mr. Lanier noted, among other things, Mr. Chubb's significant leadership responsibilities for the company, including his oversight responsibilities with respect to our Lanier Clothes Group, our Lilly Pulitzer Group, and our Ben Sherman Group, as well as his leadership responsibilities for our corporate services organization. Mr. Lanier also noted applicable survey data indicating Mr. Chubb's annual base salary of $550,000 was below the calculated market median of $608,000 for his position.

        With respect to Mr. Grassmyer, Mr. Lanier noted (with input from Mr. Chubb) Mr. Grassmyer's leadership and contributions as the company's principal financial officer and his assumption of greater responsibilities during fiscal 2011.

        Mr. Beaumont's annual base salary was established pursuant to an employment agreement at the time of the company's acquisition of the Lilly Pulitzer business during fiscal 2010. Pursuant to his employment agreement, Mr. Beaumont's annual base salary increased from $400,000 to $450,000 in January 2012.

        With respect to Mr. Campbell, Mr. Lanier noted (with input from Mr. Chubb) Mr. Campbell's leadership and contributions as the company's general counsel and secretary and his assumption of greater responsibilities during fiscal 2011 with respect to oversight of certain administrative functions within the corporate services organization.

        In making a recommendation to our compensation committee with respect to Mr. Pillow's base salary for fiscal 2012, Mr. Lanier noted the tremendous success of our Tommy Bahama Group during fiscal 2011, particularly in light of the challenging domestic retail environment.

        With respect to Mr. Philippou, Mr. Lanier noted the disappointing financial results at Ben Sherman Group and the work that remained to be done there.

        Following a review of the relevant market data with respect to each of these other NEOs and following consultation with our other NEOs, Mr. Lanier recommended, and our compensation committee approved, effective April 1, 2012, an increase in base salary payable to Mr. Chubb of 9.1% to $600,000; an increase in base salary payable to Mr. Pillow of 6.7% to $800,000; an increase in base salary payable to Mr. Grassmyer of 3.5% to $292,500; and an increase base salary payable to Mr. Campbell of 3.5% to $292,500. Mr. Lanier recommended that, since Mr. Beaumont's base salary had increased by $50,000 in January 2012 pursuant to the terms of his employment agreement, no further action was necessary at the time with respect to his base salary for fiscal 2012. With respect to Mr. Philippou, Mr. Lanier recommended no salary increase.

        Mr. Chubb's Promotion.    Mr. Chubb became our Chief Executive Officer effective on January 1, 2013. In December 2012, our compensation committee reviewed market data regarding CEO compensation at peer group companies and at other companies in the retail/apparel industry and general industry. The committee also considered Mr. Chubb's salary history, his job performance and experience, input from Mr. Lanier, and other factors, including the current compensation for other executive officers at our company. Based on this review, including the committee's consideration that the market median base salary for chief executives in similarly situated positions exceeded $900,000, as reflected by relevant market survey data, our compensation committee decided to increase Mr. Chubb's annual base salary to $725,000, effective January 1, 2013.

  Short-Term Incentive Compensation

        Our compensation committee utilizes cash incentive awards under the EPIP to provide our NEOs with variable cash compensation opportunities based on company and/or operating group performance.

        Fiscal 2012 Incentives.    For fiscal 2012, our compensation committee approved an annual cash incentive program for our NEOs (with the exception of Mr. Beaumont, the terms of whose employment are governed by his employment agreement). The program set target awards and performance goals based exclusively on the performance of our company or applicable operating group during fiscal 2012. The committee believed that closely linking the cash incentive award to the objective performance of our company and its operating groups was consistent with its goal to motivate our NEOs to achieve and exceed company specific goals that contribute to the inherent value of our organization. Our compensation committee retained "downward discretion" to reduce (but not to increase) the total cash incentive awards payable to any of our NEOs.

        Consistent with the objective of motivating our NEOs to achieve and exceed performance goals, our compensation committee approved target and maximum award levels expressed as a percentage of each NEO's base salary for fiscal 2012, as follows:

	Incentive Awards (% of Base Salary)
Name	At Threshold	At Target	At Maximum
Thomas C. Chubb III	0.0	60.0	90.0
J. Hicks Lanier	0.0	105.0	157.5
K. Scott Grassmyer	0.0	50.0	75.0
Scott A. Beaumont	n/a	n/a	n/a
Thomas E. Campbell	0.0	50.0	75.0
Terry R. Pillow	0.0	60.0	100.0
Panayiotis P. Philippou	0.0	50.0	75.0

        For each NEO, the fiscal 2012 annual cash incentive program provided the same percentage of base salary opportunity at target and maximum as was provided to such individual in the fiscal 2011 annual cash incentive program.

        For cash incentive awards that could become payable to Mr. Chubb, Mr. Lanier, Mr. Grassmyer and/or Mr. Campbell, our compensation committee approved individual performance measures based on profit before taxes, as adjusted for specifically identified non-recurring or unusual items (PBT), of our company and/or each of our operating groups. The total incentive award for each of these individuals was comprised of distinct performance measure components tied to each of our operating groups and/or our company as a whole. PBT is a performance measure which we believe drives shareholder value by focusing management on the profitability of our company and/or operating groups, taking into consideration the cost of the capital being deployed.

        For cash incentive awards that could become payable to Mr. Pillow, the incentive award was based entirely on Tommy Bahama Group's satisfaction of applicable PBT targets. For cash incentive awards that could become payable to Mr. Philippou, the incentive award was based entirely on our Ben Sherman Group's satisfaction of applicable PBT targets. For each of these individuals, no incentive would be payable under the EPIP unless the applicable threshold performance measure for the applicable operating group was satisfied.

        In establishing performance targets for cash incentive award opportunities for each of our NEOs for fiscal 2012, our compensation committee took into consideration our budgeted plans for the fiscal year. Consistent with the performance goals established by our compensation committee, in determining satisfaction of performance goals for fiscal 2012, PBT was adjusted to exclude certain non-recurring or unusual items, including the effect of LIFO and purchase accounting charges, the impact of our fiscal 2012 debt refinancing activities and the results and expenses relating to our Tommy Bahama expansion of direct-to-consumer and wholesale operations outside of North America. For purposes of the cash incentive award for Mr. Chubb, Mr. Lanier, Mr. Grassmyer and Mr. Campbell, the table below sets forth the applicable performance measure and proportion of the individual's total bonus opportunity allocated to each of our operating groups and our company as a whole; the threshold, target and maximum performance targets established by our compensation committee for each of our operating groups and our company as a whole; the actual performance of each of our operating groups and our company as a whole during fiscal 2012; and the determination of the total bonus award (expressed as a percentage of each individual's target bonus opportunity) earned by each of these executive officers:

	Allocation of Cash Incentive Award	Performance Target
					Actual Performance	Bonus Contribution
Performance Measure(s) ($ in 000s)		Threshold	Target	Maximum
PBT of total/consolidated company	15.0%	$53,910	$59,900	$65,890	$58,792	12.2%
PBT of Tommy Bahama Group	45.0%	$52,476	$58,307	$64,138	$62,740	62.1%
PBT of Lilly Pulitzer Group	15.0%	$12,500	$14,200	$15,900	$20,930	22.5%
PBT of Lanier Clothes Group	12.5%	$5,100	$7,500	$9,900	$ 7,921	13.6%
PBT of Ben Sherman Group	12.5%	$-0-	$500	$1,000	<Threshold	0.0%

Total Bonus Award (as % of Target)						110.4%

        Accordingly, each of Mr. Chubb, Mr. Lanier, Mr. Grassmyer and Mr. Campbell earned 110.4% of his target bonus opportunity. Mr. Chubb's award was 66.6% (or 60.0% * 1.110) of his base salary in effect as of April 2012 (or $397,440 in total); Mr. Grassmyer's cash incentive award for fiscal 2012 was 55.5% (or 50.0% * 1.110) of his base salary (or $161,460 in total); and Mr. Campbell's cash incentive award for fiscal 2012 was 55.5% (or 50.0% * 1.110) of his base salary (or $161,460 in total). For Mr. Lanier, who retired during fiscal 2012, the total award was $528,045, which reflects a proration of the award opportunity for the period of time he was employed during fiscal 2012.

        For purposes of the cash incentive award to Mr. Pillow, our Tommy Bahama Group achieved PBT of $62,740,000, which was between the target and maximum performance levels. As a result, Mr. Pillow's award was 90.4% (interpolated on a straight-line basis relative to Mr. Pillow's potential award opportunity at target and maximum performance) of his base salary (or $723,202 in total).

        Mr. Philippou was not entitled to, and did not receive, any cash incentive award under our EPIP for fiscal 2012, both because Ben Sherman's PBT performance was below threshold and also because he departed the company during the course of fiscal 2012.

  Long-Term Equity Incentive Compensation

        Our compensation committee utilizes stock-based incentive awards under the LTIP to incent our NEOs to remain with our company and further align the interests of our NEOs with those of our shareholders.

        LTIP Awards for Fiscal 2012.    Following a review of market practices with respect to equity compensation programs, in March 2012, our compensation committee approved a performance-based equity compensation program under the LTIP for the NEOs other than Mr. Lanier. At Mr. Lanier's request, and taking into consideration the potential likelihood of his retirement prior to the applicable vesting date, our compensation committee did not grant any equity awards to Mr. Lanier pursuant to this program. The awards to recipients provide the individuals the opportunity to earn restricted share units, or RSUs, contingent upon our achievement of certain operating income performance goals for the company as a whole during fiscal 2012. The RSUs earned by recipients are further subject to cliff vesting on March 31, 2016 and, if earned, will be settled in shares of our common stock.

        The table below sets forth the threshold, target and maximum performance targets established by our compensation committee; the actual performance during fiscal 2012 (which, in accordance with the terms of the performance goals approved by our compensation committee, was adjusted to exclude the effect of certain non-recurring or unusual items, including LIFO and purchase accounting charges and the results and expenses relating to our Tommy Bahama expansion of direct-to-consumer and wholesale operations outside of North America); and the determination of the total equity award (expressed as a percentage of each individual's target opportunity) earned by each of these executive officers:

	Performance Target
				Actual Performance	Percentage of Target RSUs Earned
($ in 000s) Performance Measure(s)	Threshold	Target	Maximum
Consolidated Operating Income of the Company (adjusted)	$81,900	$91,000	$100,100	$89,663	85.3%

        The table below sets forth the grants approved by our compensation committee for each participating NEO for the fiscal 2012 LTIP program, including (1) the number of RSUs that would be earned at the threshold, target and maximum performance levels and (2) the actual number of RSUs earned based on actual performance during fiscal 2012:

	2012 LTIP Awards (# of RSUs)
Name	At Threshold	At Target	At Maximum	Actual # of RSUs Earned (85.3% of Target)
Thomas C. Chubb III	0.0	7,682	11,524	6,553
K. Scott Grassmyer	0.0	3,121	4,682	2,663
Scott A. Beaumont	0.0	4,802	7,203	4,097
Thomas E. Campbell	0.0	3,121	4,682	2,663
Terry R. Pillow	0.0	10,243	15,365	8,738
Panayiotis P. Philippou(1)	0.0	4,225	6,338	Forfeited

(1)
Mr. Philippou's award pursuant to the fiscal 2012 LTIP program was forfeited upon his departure from our company in November 2012, which was prior to the actual grant of RSUs pursuant to the program.

        The awards will generally be forfeited if the recipient is not continuously employed by us through the vesting date of March 31, 2016. Accelerated vesting of the award is limited to a "double trigger" scenario (i.e., a change of control of our company and a termination of employment by the individual with good reason or by us or our acquirer without cause). In addition, consistent with our compensation committee's review of best practices in compensation practices, amounts received or that may be received under this fiscal 2012 performance-based equity compensation program are subject to a clawback provision in the event of certain material restatements of our financial statements.

        From the actual grant of earned RSUs in March 2013 through the applicable vesting date, our participating NEOs will be paid dividend equivalents in cash as and when we pay cash dividends on shares of our common stock.

  Special Cash Incentive Compensation Opportunity for Mr. Beaumont

        Due to the difficulties and challenges with establishing meaningful long-term financial performance goals for our company and our operating groups, our compensation committee has traditionally established and approved cash incentive compensation awards utilizing a one-year performance period tied to our fiscal years. In order to incent retention of Mr. Beaumont, who served as Chairman and Chief Executive Officer of Sugartown Worldwide, Inc. since co-founding the company in 1993 through our acquisition of Sugartown in December 2010 and has subsequently served as CEO, Lilly Pulitzer Group, our compensation committee, in early fiscal 2013, approved a special cash incentive compensation opportunity for Mr. Beaumont under our EPIP based on Lilly Pulitzer's cumulative PBT performance over a three-year performance period comprising fiscal years 2013, 2014 and 2015. At the end of the three-year performance period, Mr. Beaumont would be entitled to a one-time payout of $1 million at target PBT performance over the three-year period (with a prorated award between threshold and target performance and an increased award for exceeding target performance), with a target PBT goal which we consider to be robust. Our compensation committee believed such an opportunity was appropriate as an effective retention incentive that took into consideration the remaining duration of Mr. Beaumont's employment and earnout agreements (both of which were entered into in connection with our acquisition of Sugartown), including the terms and conditions and likelihood of receipt of monetary payments pursuant to those agreements.

  Other Benefit Plans and Perquisites

        Employee Stock Purchase Plan.    We have a tax-qualified Employee Stock Purchase Plan, which we refer to as the "ESPP," generally available to all eligible employees based in the United States, including our NEOs other than Mr. Lanier, who was not permitted to participate because he owns more than 5% of our outstanding common stock. The ESPP allows participants to acquire shares of our common stock at a discounted price.

        The ESPP consists of four purchase periods each calendar year. Pursuant to the ESPP, participants are allowed to make voluntary payroll deductions that accumulate in individual accounts beginning on the first day of each calendar quarter. At the end of each calendar quarter, the amount credited to each individual employee's account is applied to the purchase of our common stock at a price equal to 85% of the market price as of the close of business on the last day of the applicable calendar quarter. During fiscal 2012, Mr. Grassmyer, Mr. Beaumont and Mr. Campbell participated in the ESPP.

        Retirement Savings Plan.    During fiscal 2012, we provided retirement benefits to our eligible employees, including the NEOs, who are based in the United States and had achieved a minimum of one year of service under the terms of our tax-qualified retirement savings plan (which we also refer to as our "401(k) plan"). Our 401(k) plan is intended to promote retirement savings by providing employees with an opportunity to save in a tax-efficient manner. During calendar year 2012, we made matching contributions of 100% of the first 3% of a participant's compensation that is deferred, and matching contributions of 50% of the next 2% of a participant's compensation that was deferred.

        Our company contributions under the 401(k) plan are subject to limitations prescribed by the Internal Revenue Code. Our company contributions to the 401(k) plan vest immediately. Our NEOs are permitted to make contributions to the plan solely from pre-tax compensation. Our NEOs participate in our 401(k) plan on the same terms as other "highly compensated employees" (determined under applicable Internal Revenue Service guidelines) of our company. During fiscal 2012, Messrs. Chubb, Lanier, Grassmyer, Beaumont and Campbell participated in our 401(k) plan. Company contributions for each NEO during fiscal 2012 under our 401(k) plan are included in the table below under "—Compensation Tables—Summary Compensation Table for Fiscal 2012."

        Non-Qualified Deferred Compensation Plan.    We offer a Non-Qualified Deferred Compensation Plan, which we refer to as the "Deferred Compensation Plan," to certain highly compensated employees based in the United States, including eligible NEOs. Under the Deferred Compensation Plan, a participant may defer up to 50% of base salary and up to 100% of an annual performance-based cash incentive award. The NEOs participate in the Deferred Compensation Plan on the same terms as our other eligible, participating employees. During fiscal 2012, the following NEOs participated in the Deferred Compensation Plan: Mr. Chubb, Mr. Lanier, Mr. Grassmyer, Mr. Campbell and Mr. Pillow. Mr. Beaumont, as an employee of our Sugartown subsidiary, and Mr. Philippou, who was a U.K.-based employee, were not eligible to participate in the Deferred Compensation Plan.

        All deferral elections are irrevocable except in the case of a hardship. In respect of calendar year 2012, we made a contribution to each participant's account of (1) 4% of the amount that a participant's compensation during the calendar year exceeded the 401(k) compensation limit for the calendar year (which for calendar year 2012 was $250,000), and (2) 4% of any compensation that is excluded from receiving a company match in the 401(k) plan due to participation in the Deferred Compensation Plan, provided in each case that the participant elects under the Deferred Compensation Plan to defer at least 1% of his or her base salary following enrollment in the Deferred Compensation Plan. Company contributions for each NEO during fiscal 2012 under our Deferred Compensation Plan are included in the table below under "—Compensation Tables—Summary Compensation Table for Fiscal 2012."

        The Deferred Compensation Plan is intended to offer our highly compensated employees, including our eligible NEOs, a tax-efficient method for accumulating retirement savings, as well as to provide an opportunity for our executives to accumulate savings in a tax-efficient manner for significant expenses while continuing in service. The Deferred Compensation Plan constitutes an unfunded, non-qualified deferred compensation plan, and participants' account balances are subject to the claims of our company's creditors. In the event that our company becomes insolvent, participants in the Deferred Compensation Plan would be unsecured general creditors with respect to their account balances, which we believe further aligns the interests of our participating NEOs with the long-term interests of our shareholders.

        In addition, starting with our fiscal 2012 performance-based equity incentive compensation program, our NEOs, as well as other employees eligible to participate in our Deferred Compensation Plan and receiving awards under the fiscal 2012 or fiscal 2013 performance-based equity incentive compensation program, were given the opportunity to defer the receipt of our common stock in respect of earned RSUs that may vest. None of our NEOs elected to defer the receipt of any of the RSUs granted to him in respect of our fiscal 2012 performance-based equity incentive compensation program.

        Because none of our NEOs received above-market, fixed rates of return under the Deferred Compensation Plan, earnings under the plan are not included in the table below under "—Compensation Tables—Summary Compensation Table for Fiscal 2012." Earnings and related activity under the Deferred Compensation Plan by our NEOs during fiscal 2012 are described below under "—Compensation Tables—Fiscal 2012 Non-Qualified Deferred Compensation."

        Executive Medical Insurance Plans.    Certain key employees based in the United States, including Messrs. Chubb, Grassmyer and Campbell, and in the limited case of Mr. Lanier (as a former executive) pursuant to his retirement agreement (as described below under "—Written Arrangements"), are eligible to receive reimbursement of qualified medical expenses in an amount up to $100,000 per year with a limit of $10,000 per occurrence. Our executive medical insurance plan reimburses eligible executives for reasonable, medically necessary expenses that are not covered under a base medical plan. Our executive medical insurance also provides for a $100,000 accidental death and dismemberment benefit that will pay an eligible executive officer's beneficiary the lump sum amount in the event of death as a result of a covered accident. In addition, pursuant to the terms of Mr. Beaumont's employment agreement, we agreed to pay on Mr. Beaumont's behalf 100% of the health, dental, life and long-term disability insurance premiums for Mr. Beaumont and his dependents.

        Company contributions for each NEO during fiscal 2012 under our executive medical insurance plans are included in the table below under "—Compensation Tables—Summary Compensation Table for Fiscal 2012."

        Other Benefits.    In addition to some of the other compensation policies discussed above, our NEOs are generally eligible to participate in and receive the same health, life insurance and disability benefits available to our employees generally, subject to distinctions in our plans that are applicable to employees of our subsidiaries and/or based on residency requirements.

        Non-U.S. Employees.    Mr. Philippou, who was based in the U.K., was eligible during his tenure to participate in certain distinct compensation programs and opportunities established for executives and other employees in our Ben Sherman Group, including a long-term cash retention plan, a personal pension scheme, a private medical insurance plan and an income protection scheme, as well as certain other health, life insurance and disability benefits available to our U.K. employees generally, and to receive a car allowance.

        Merchandise Discounts.    From time to time, our NEOs receive discounts on merchandise purchased directly from our distribution centers or through our direct to consumer channels, as well as complimentary meals at our Tommy Bahama restaurants. Certain of these discounts and benefits are offered to other designated employees from time to time. We offer these discounts and benefits because they represent common practice in our industry.

  Written Arrangements

        Subject to the effect of local labor laws, all of our employees, including our executive officers, are terminable at our discretion. From time to time, we have entered into written employment arrangements with certain of our employees, including certain of our executive officers. In addition, we have from time to time implemented discretionary separation programs that have provided for separation payments to departing employees.

        Mr. Lanier's Retirement Agreement.    In December 2012, our compensation committee considered the appropriateness of providing certain benefits to Mr. Lanier in connection with his retirement as our Chief Executive Officer. The committee ultimately approved the terms of a retirement agreement pursuant to which, following his retirement as our Chief Executive Officer, (1) Mr. Lanier would receive coverage for himself and his spouse under our existing executive medical plan through the end of Mr. Lanier's current term as a director, (2) Mr. Lanier would receive office space, parking and secretarial support for a certain period of time, and (3) Mr. Lanier would receive discounts on our company products on the same or substantially similar terms as those generally made available from time-to-time to our corporate officers.

        Mr. Beaumont's Employment Contract.    In connection with our acquisition of the Lilly Pulitzer brand and operations in December 2010, we entered into an employment agreement with Mr. Beaumont pursuant to which he serves as CEO, Lilly Pulitzer Group. The term of the agreement commenced on December 21, 2010 and, subject to earlier termination of Mr. Beaumont's employment pursuant to the agreement, continues through January 31, 2015.

        Pursuant to his employment agreement, Mr. Beaumont is entitled to receive an annualized base salary of $450,000 starting January 1, 2012 and continuing through the end of the term and, in our company's discretion, to receive cash and/or equity bonus compensation following the first anniversary of his initial employment. In addition, pursuant to Mr. Beaumont's employment agreement, Mr. Beaumont is entitled to participate in the health, hospitalization, major medical, dental, life and long term disability insurance coverage consistent with plans generally provided to other senior executives of our Lilly Pulitzer Group and our company agreed to pay 100% of the health, dental, life and long term disability insurance premiums for Mr. Beaumont and his dependents.

        If Mr. Beaumont's employment with our company is terminated by us without good cause or by Mr. Beaumont for good reason (as specified in his employment agreement) (1) between January 1, 2012 and January 31, 2014, Mr. Beaumont is entitled to receive severance pay equal to one year's base salary or (2) February 1, 2014 and January 31, 2015, Mr. Beaumont is entitled to receive severance pay equal to the base salary that he would otherwise have received through the conclusion of the term of his agreement. In addition, pursuant to Mr. Beaumont's employment agreement, he has agreed to certain customary non-competition and business and employee non-solicitation covenants customary in acquisition transactions that will survive until the earlier of January 31, 2015 or 12 months following the termination of his employment.

        Mr. Philippou's Compromise Agreement.    In connection with Mr. Philippou's departure from our company in November 2012, we entered into a compromise agreement with Mr. Philippou. Pursuant to the agreement: (1) we agreed to pay Mr. Philippou approximately £123,500 (or $196,365), less applicable tax and national insurance deductions, representing a one-time payment in lieu of the six month notice period pursuant to Mr. Philippou's prior employment contract with our Ben Sherman Group; (2) in consideration for Mr. Philippou's covenants under the agreement, we agreed to pay Mr. Philippou £85,500 (or $135,945), less applicable tax and national insurance deductions, as a separation payment; (3) we agreed to provide Mr. Philippou with private medical coverage through April 1, 2013; (4) we agreed to pay the legal fees incurred by Mr. Philippou in connection with the negotiation of the agreement (up to £2,000 (or $3,180) plus VAT); (5) Mr. Philippou provided a full release of claims (other than non-waivable claims and the right to enforce the compromise agreement) he may have against our company and affiliated persons, including Mr. Philippou's waiver of any rights with respect to cash awards and equity awards previously granted under our Ben Sherman cash retention plan and the LTIP, respectively, that were unvested or unearned as of the date Mr. Philippou's employment ended; and (6) Mr. Philippou reaffirmed the confidentiality, non-solicitation and non-competition restrictions under his prior employment contract with Ben Sherman, which survive his departure for specified durations.

  Stock Ownership and Retention Guidelines; Anti-Pledging/Hedging Policy

        Our Board has established stock ownership guidelines for our executive officers, including the NEOs, which our Board enhanced in March 2013. The ownership guidelines specify a target number of shares of our common stock that our executive officers are expected to accumulate and hold within five years of appointment to the applicable position set forth in the guidelines (which we refer to as the "executive's determination date"). The specific guidelines for each applicable individual are established based on the fair market value of our common stock (based on a 365-day trailing average for our common stock price as reported on the NYSE as of the executive's determination date) and the executive officer's base salary as of the executive's determination date.

        Pursuant to these guidelines (which are treated as effective for each of our NEOs as of his or her applicable determination date), each of our executive officers is expected to own or acquire shares of our common stock having a fair market value of a multiple of his or her base salary as follows: Chief Executive Officer—4.0x; President—2.5x; Executive Vice Presidents—2.0x; and All Other Executive Officers—1.5x. As of April 19, 2013, each of our currently-employed NEOs other than Mr. Beaumont, who joined our company in December 2010, had satisfied the stock ownership guideline applicable to him.

        Our Corporate Governance Guidelines also provide for a retention guideline, or holding period, of one year for stock acquired upon the exercise of options or lapse of restrictions on restricted stock (net of funds reasonably expected to be necessary to satisfy applicable taxes and/or pay the exercise price of stock options) that applies to our executive officers, including our NEOs.

        Pursuant to our Corporate Governance Guidelines, as now in effect, and our insider trading policy, our directors and executive officers, including our NEOs, are prohibited from hedging the economic risk of ownership of our company's stock, including through the use of puts, calls, equity swaps or other derivative securities. In addition, in March 2013, our Board approved express restrictions set forth in our Corporate Governance Guidelines prohibiting our directors and executive officers from entering into any future pledge arrangements that use our company's stock as collateral for a loan or other purposes, and set forth our Board's expectation that any pre-existing arrangements would be unwound within three years.

  Tax Deductibility Considerations

        It is the responsibility of our compensation committee to address the issues raised by Section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits us from deducting the compensation of certain NEOs that exceeds $1,000,000 during any year. The limitation does not apply to compensation based on achievement of pre-established performance goals if certain requirements are met. Our EPIP is structured to permit awards to qualify as performance-based compensation to maximize the tax deductibility of such awards. As described in Proposal No. 2, we are asking our shareholders to reapprove the plan to ensure continued deductibility under Section 162(m). Our compensation committee, as much as possible, uses and intends to use performance-based compensation to limit the amount of compensation paid by us that would not be eligible for deductibility. However, our compensation committee believes that we must be able to attract, retain and reward the executive leadership necessary to develop and execute our strategic plans and that the loss of a tax deduction may be necessary and appropriate in some circumstances. Accordingly, our compensation committee may exercise its discretion to award compensation in excess of the Section 162(m) limits as it deems necessary or appropriate.

 Compensation Tables

  Summary Compensation Table for Fiscal 2012

        The table below shows the compensation for our NEOs during each of fiscal 2012, fiscal 2011 and fiscal 2010:

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)(4)
Thomas C. Chubb III	2012	614,423	359,979		397,440	90,595	1,462,437
Chief Executive Officer and President	2011	550,000	—		420,750	84,290	1,055,040
	2010	540,770	—		432,300	46,520	1,019,590
J. Hicks Lanier	2012	473,077	—		528,045	84,901	1,086,023
Chairman and Former	2011	500,000	—		669,375	73,335	1,242,710
Chief Executive Officer	2010	500,000	—		750,250	38,672	1,288,922
K. Scott Grassmyer	2012	296,394	146,250		161,460	42,824	646,928
Senior Vice President-Finance,	2011	280,615	—		180,094	39,951	500,660
Chief Financial Officer and Controller	2010	271,115	—		175,245	43,426	489,786
Scott A. Beaumont	2012	450,000	225,022		—	19,019	694,041
CEO, Lilly Pulitzer Group
Thomas E. Campbell	2012	296,394	146,250		161,460	31,256	635,360
Senior Vice President-Law and
Administration, General Counsel and Secretary
Terry R. Pillow	2012	790,387	479,987		723,202	97,484	2,091,059
CEO, Tommy Bahama Group	2011	750,000	—		750,000	89,435	1,589,435
	2010	750,000	—		750,000	66,132	1,566,132
Panayiotis P. Philippou(5)	2012	288,645	197,984	(6)	—	402,496	889,125
Former CEO, Ben Sherman Group	2011	394,000	234,100	(6)	—	78,917	707,017

(1)
The values for stock awards in this column represent the grant date fair value of performance-based equity incentive compensation awards approved in fiscal 2012, as described above under "—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation," as well as RSU awards to Mr. Philippou in fiscal 2011, in each case computed in accordance with FASB ASC Topic 718; however, pursuant to SEC regulations, no reduction has been applied for estimated forfeitures. Information about the assumptions used to value these awards can be found under the captions "Stock-Based Compensation" and "Long-Term Stock Incentive Plan" in Notes 1 and 7, respectively, in our Fiscal 2012 Annual Report on Form 10-K.

(2)
Amounts reported under "Non-Equity Incentive Plan Compensation" reflect cash incentive awards earned by each of our NEOs in respect of company and/or operating group performance during the applicable fiscal year under our EPIP, as described above under "—Compensation Discussion and Analysis—Short-Term Incentive Compensation."

(3)
Amounts reported under "All Other Compensation" for fiscal 2012 reflect the following amounts paid by us during fiscal 2012:

Name	Company Paid Life Insurance ($)	Executive Health Insurance ($)	Permanent Disability Insurance ($)	Company Contributions to Defined Contribution Plans ($)	Company Contributions to Non-Qualified Deferred Compensation Plan ($)	Car Allowance ($)	Termination Payment ($)	Accrued Vacation Payout ($)	Dividends on Unvested Stock Awards ($)
Thomas C. Chubb III	900	17,923	—	11,481	30,292	—	—	—	30,000
J. Hicks Lanier(a)	8,652	22,543	—	9,238	36,775	—	—	7,692	—
K. Scott Grassmyer	—	11,552	—	10,476	8,796	—	—	—	12,000
Scott A. Beaumont	—	8,963	—	10,056	—	—	—	—	—
Thomas E. Campbell	—	—	—	10,460	8,796	—	—	—	12,000
Terry R. Pillow	1,032	—	—	—	51,452	—	—	—	45,000
Panayiotis P. Philippou	—	1,902	2,234	54,023	—	12,027	332,310	—	—
    (a)
    Amounts set forth for Mr. Lanier under "Executive Health Insurance" include coverage for Mr. Lanier and his spouse under our executive medical plan following his retirement in December 2012, in accordance with the terms of Mr. Lanier's retirement agreement. The value attributable to office space, parking and secretarial support provided to Mr. Lanier pursuant to the terms of his retirement agreement have been excluded, as such benefits are integrally and directly related to Mr. Lanier's service as the Chairman of our Board.

    In addition, our NEOs, from time to time, receive discounts on merchandise purchased directly from our distribution centers or through our direct to consumer channels and may, from time to time, receive complimentary meals at our Tommy Bahama restaurants or allowances for apparel merchandise. We do not believe that the aggregate incremental cost to us of these discounts and benefits exceeds $10,000 for any of our NEOs and are excluded from this "Summary Compensation Table for Fiscal 2012."

(4)
Compensation for fiscal 2012 may not be directly comparable to compensation paid in respect of fiscal 2011 and fiscal 2010, as amounts paid in respect of "Salary" and "All Other Compensation" represent amounts paid during the 53-week fiscal 2012 period compared to 52-week fiscal 2011 and fiscal 2010 periods.

(5)
Compensation paid to Mr. Philippou is denominated in pounds sterling; the compensation paid to Mr. Philippou has been restated to U.S. dollars based on an exchange rate of (1) pounds sterling 1.00 = U.S. $1.59 during or in respect of fiscal 2012 and (2) pounds sterling 1.00 = U.S. $1.60 during or in respect of fiscal 2011. The exchange rates used to restate compensation paid to Mr. Philippou represent the average month-end exchange rate during the applicable fiscal year that was used for financial reporting purposes

(6)
The stock awards made to Mr. Philippou during fiscal 2012 and fiscal 2011 were forfeited as a result of the termination of his employment.

  Grants of Plan-Based Awards in Fiscal 2012

        The following table presents information for fiscal 2012 regarding possible cash awards that could have been earned for fiscal 2012 performance under our EPIP and equity awards granted under our LTIP:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
	Grant Date							Grant Date Fair Value of Stock Awards ($)(3)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas C. Chubb III	—	0	360,000	540,000	—	—	—	—
	3/19/12	—	—	—	0	7,682	11,524	359,979
J. Hicks Lanier	—	0	525,000	787,500	—	—	—	—
K. Scott Grassmyer	—	0	146,250	219,375	—	—	—	—
	3/19/12	—	—	—	0	3,121	4,682	146,250
Scott A. Beaumont	3/19/12	—	—	—	0	4,802	7,203	225,022
Thomas E. Campbell	—	0	146,250	219,375	—	—	—	—
	3/19/12	—	—	—	0	3,121	4,682	146,250
Terry R. Pillow	—	0	480,000	800,000	—	—	—	—
	3/19/12	—	—	—	0	10,243	15,365	479,987
Panayiotis P. Philippou(4)	—	0	196,763	295,144	—	—	—	—
	3/19/12	—	—	—	0	4,225	6,338	197,984

(1)
Amounts set forth under "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" reflect potential cash incentive awards in respect of company and/or operating group performance during fiscal 2012 under the EPIP, which is described above under "—Compensation Discussion and Analysis—Short-Term Incentive Compensation."

(2)
The number of shares set forth under "Estimated Future Payouts Under Equity Incentive Plan Awards" reflect potential RSUs in respect of our performance during fiscal 2012 under the LTIP, which is described above under "—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation." Following fiscal 2012, our compensation committee determined that each of our continuing NEOs earned 85.3% of the target number of RSUs. The RSUs vest on March 31, 2016 and are generally settled in shares of our common stock.

(3)
The values for stock awards in this column, computed in accordance with FASB ASC Topic 718, represent the grant date fair value of the RSUs that may be earned at target performance; however, pursuant to SEC regulations, no reduction has been applied for estimated forfeitures.

(4)
As a result of the termination of his employment, Mr. Philippou forfeited his rights with respect to the non-equity incentive plan awards and equity incentive plan awards set forth above.

  Outstanding Equity Awards at Fiscal 2012 Year-End

        The following table provides information with respect to unexercised stock options and unvested restricted stock held by our NEOs as of February 2, 2013. All of the outstanding stock options held by our NEOs as of February 2, 2013 are exercisable.

	Option Awards			Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Thomas C. Chubb III	13,000	26.4375	8/18/13	—		—
	—	—	—	50,000	(3)	2,480,500
K. Scott Grassmyer	—	—	—	20,000	(3)	992,200
Scott A. Beaumont	—	—	—	—		—
Thomas E. Campbell	—	—	—	20,000	(3)	992,200
Terry R. Pillow	—	—	—	75,000	(3)	3,720,750

(1)
Excludes RSUs granted in March 2013 pursuant to our fiscal 2012 performance-based equity compensation program.

(2)
The market value of stock awards reported is computed by multiplying the number of shares of stock that have not vested by $49.61, the per-share closing price of our common stock on February 2, 2013.

(3)
The restricted shares vested on April 30, 2013.

  Option Exercises and Stock Vested During Fiscal 2012

        The following table provides information concerning exercises of stock options by our NEOs during fiscal 2012. The table reports the number of securities for which the options were exercised and the aggregate dollar value realized upon the exercise of options.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Thomas C. Chubb III	10,000	325,750
J. Hicks Lanier	13,000	287,203
K. Scott Grassmyer	5,000	107,413

(1)
The dollar amount is determined by multiplying (x) the number of shares of our common stock to which the exercise of the option related by (y) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price per share of the options.

        There was no vesting of stock for any of our NEOs during fiscal 2012.

  Fiscal 2012 Non-Qualified Deferred Compensation

        The following table shows the activity under our Deferred Compensation Plan for each of our NEOs during fiscal 2012.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)(5)
Thomas C. Chubb III	13,058	30,292	4,647	—	130,101
J. Hicks Lanier	4,808	36,775	374,240	—	3,255,485
K. Scott Grassmyer	20,915	8,796	18,051	(5,564)	152,174
Thomas E. Campbell	119,105	8,796	29,844	(38,167)	386,664
Terry R. Pillow	7,904	51,452	(672)	—	219,455

(1)
The amounts reported in this column are also included in the "Salary" column or the "Non-Equity Incentive Plan Compensation" column for fiscal 2012 in the Summary Compensation Table above.

(2)
The amounts reported in this column are also included in the "All Other Compensation" column for fiscal 2012 in the Summary Compensation Table above.

(3)
Represent in-service distributions received in accordance with the terms of our Deferred Compensation Plan.

(4)
Reflects balances as of February 2, 2013.

(5)
The amounts reported in this column include amounts that are also reported as salary, non-equity incentive plan awards or all other compensation in the Summary Compensation Table above in fiscal 2012 and in prior years as follows:

Name	Amount Included in Both Non-Qualified Deferred Compensation Table and Summary Compensation Table ($)	Amount Included in Both Non-Qualified Deferred Compensation Table and Previously Reported in Prior Years' Summary Compensation Table ($)	Total Amounts Included in Both Non-Qualified Deferred Compensation Table and Current Year or Prior Years' Summary Compensation Table ($)
Thomas C. Chubb III	43,350	173,027	216,377
J. Hicks Lanier	41,583	2,287,157	2,328,740
K. Scott Grassmyer	29,711	41,304	71,015
Thomas E. Campbell	127,901	—	127,901
Terry R. Pillow	59,366	161,673	221,039

        Under the Deferred Compensation Plan, participants may elect to have contributions during a given calendar year distributed as either:

  •
  in-service distributions starting at least two years following the year of the applicable contributions in a single sum or in annual installment payments over a period of up to five years; or

  •
  following a deemed retirement (which occurs when a participant reaches age 55 with at least five years of service) generally in a single sum or in annual installment payments over a period of up to 15 years.

        Distribution of account balances in a single sum is automatically made on termination for reasons other than a deemed retirement. Participants elect to invest their account balances among a variety of investment options in an array of asset classes, and earnings are based on the equivalent returns from the elected investment options. Accounts are 100% vested at all times.

        Mr. Beaumont, as an employee of our Sugartown Worldwide subsidiary, and Mr. Philippou, who was a U.K.-based employee, were not eligible to participate in the Deferred Compensation Plan.

Potential Payments on Termination or Change of Control

        For the amounts we have paid or have agreed to pay to Mr. Lanier and Mr. Philippou in connection with their respective departures from our company, see "—Compensation Discussion and Analysis—Written Arrangements."

  LTIP Restricted Stock Grants and Restricted Share Unit Awards

        Fiscal 2009 Awards.    In June 2009, our compensation committee approved certain restricted stock grants to our NEOs that provide for an acceleration of vesting in the event of a change of control of our company. The following table summarizes the value of the restricted stock grants under the LTIP that would be realized by each NEO if a change of control of our company had occurred on February 2, 2013 (which was the last day of fiscal 2012):

Name	Number of Shares That Would Vest upon a Change of Control (#)(1)	Value Realized on Vesting Following a Change of Control ($)(2)
Thomas C. Chubb III	50,000	2,480,500
K. Scott Grassmyer	20,000	992,200
Scott A. Beaumont	—	—
Thomas E. Campbell	20,000	992,200
Terry R. Pillow	75,000	3,720,750

(1)
The restricted stock grants vested on April 30, 2013.

(2)
The value of the stock awards realized upon vesting following a change of control is computed by multiplying the reported number of shares of stock by $49.61, the per-share closing market price of our common stock on February 2, 2013.

        Fiscal 2012 Performance-Based Equity Incentive Compensation Program.    The fiscal 2012 performance-based equity compensation program, as described under "—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation" above, provides for a "double trigger"—requiring a change of control of our company and a termination of the individual's employment either by the individual for good reason or us or our acquirer without cause (which we refer to as a "change of control termination")—acceleration of vesting. Pursuant to the terms of the program, if a change of control termination takes place where the change of control had occurred prior to the end of fiscal 2012, the individual recipients would have been entitled to receive the greater of the number of shares of our common stock attributable to the recipient's target number of RSUs pursuant to the program or the actual number of RSUs certified by our compensation committee as having been earned. If a change of control termination takes place where the change of control occurs after the end of fiscal 2012, the individual recipients would be entitled to receive the number of shares of our common stock attributable to the actual number of RSUs earned based on our company's performance during fiscal 2012.

        The following table summarizes the value of the shares of our common stock that would be realized by each NEO if a change of control termination had occurred on February 2, 2013 (which for this purpose assumes that the change of control of our company occurred prior to the end of fiscal 2012):

Name	Number of RSUs That Would Vest upon a Change of Control Termination (#)	Value Realized on Vesting Following a Change of Control Termination ($)(1)
Thomas C. Chubb III	7,682	381,104
K. Scott Grassmyer	3,121	154,833
Scott A. Beaumont	4,802	238,227
Thomas E. Campbell	3,121	154,833
Terry R. Pillow	10,243	508,155

(1)
The value of the common stock realized upon a change of control termination is computed by multiplying the target number of RSUs that would be received by the individual by $49.61, the per-share closing market price of our common stock on February 2, 2013. Based on our operating income results for fiscal 2012, 85.3% of the number of RSUs that could have been earned at target were awarded to individual NEOs.

  Other Potential Post-Employment Payments

        Mr. Beaumont's Employment Agreement.    As described under "—Compensation Discussion and Analysis—Written Arrangements" above, if Mr. Beaumont's employment with our company is terminated by us without good cause or by Mr. Beaumont for good reason (as specified in his employment agreement) between January 1, 2012 and January 31, 2014, Mr. Beaumont is entitled to receive severance pay equal to one year's base salary. If Mr. Beaumont's employment was terminated by us without good cause or by Mr. Beaumont for good reason on February 2, 2013, Mr. Beaumont would have been entitled to receive a severance payment of $450,000.

        Stock Options.    All of the outstanding stock options held by our NEOs as of February 2, 2013, as set forth in the table "—Compensation Tables—Outstanding Equity Awards at Fiscal 2012 Year-End" above, were granted under our 1997 Stock Option Plan, and all of the options have vested. The outstanding stock options, in accordance with the terms of the relevant option plans, provide that the options are not exercisable after employment ends (other than for death or disability). The option holder's estate may exercise the option upon the holder's death for a period of one year. Similarly, the option holder may exercise the option upon termination due to disability for a period of three months following termination of employment.

        Executive Medical Insurance Plan; Other Benefit and Welfare Plans.    Upon termination of employment, our NEOs are ineligible to continue participation under the Executive Medical Plan and our other benefit and welfare plans (subject to rights to participate in continuation coverage).

        General.    We did not have any other arrangement, policy or plan that would provide payments or benefits to any of our NEOs as a result of a termination of any kind, including following a change of control, other than benefits payable to salaried employees of our company on a non-discriminatory basis.

NOMINATING, COMPENSATION & GOVERNANCE COMMITTEE REPORT

        In fulfilling its responsibilities, the Nominating, Compensation & Governance Committee reviewed and discussed with management the Company's Compensation Discussion and Analysis. Based on such review and discussions, the Nominating, Compensation & Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Fiscal 2012 Annual Report on Form 10-K.

Respectfully submitted,

Clarence H. Smith, Chairman
Dennis M. Love
Helen B. Weeks

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Dennis M. Love, Clarence H. Smith and Helen B. Weeks served on our NC&G Committee during fiscal 2012. None of them are current officers or employees of our company or any subsidiary, none of them are former officers of our company or any subsidiary and none of them have any other relationship requiring disclosure by us under any paragraph of Item 404 of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Our Board reviews all transactions of which it is made aware that are disclosable under Item 404(a) of Regulation S-K. To help identify these related party transactions, each director and executive officer annually completes a questionnaire that requires the disclosure of any transaction or relationship that the individual, or any member of his or her immediate family, has or will have with our company. Our Legal Department, with the assistance of other members of senior management, also reviews our contemplated transactions to determine if one of our directors or executive officers, or a company with which one of our directors or executive officers is affiliated, proposes to engage in a transaction that our Board should review.

        Our Board will only approve those related party transactions that are in, or not inconsistent with, the best interests of our company and our shareholders. In determining whether to approve or reject a related party transaction, our Board considers such information as it deems important to determine whether the transaction is on reasonable and competitive terms and is fair to our company. Consistent with our process for reviewing related party transactions, our Board reviewed and approved each of the agreements described below.

  SunTrust; Mr. Wood

        SunTrust is one of our principal shareholders, with the ability to direct the voting or disposition of approximately 5% of our outstanding common stock. Mr. E. Jenner Wood III, one of our directors, is Chairman, President and CEO of SunTrust Bank, Atlanta / Georgia Division. An affiliate of SunTrust acted as lead arranger and bookrunner in connection with our fiscal 2012 amendment and restatement of our $235 million syndicated, revolving credit facility, and certain other subsidiaries of SunTrust act as agent and lender and provide other services under this facility. The loan was made in the ordinary course of business, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features. Our aggregate payments to SunTrust were less than $1.5 million during fiscal 2012, with approximately half of the payments related to the upfront fees associated with our closing of the credit facility, and these payments did not exceed 1% of our gross revenues during fiscal 2012 or 1% of SunTrust's gross revenues during its fiscal year ended December 31, 2012. Additional information relating to SunTrust's relationship with our company can be found under the caption "Related Party Transactions" in Note 11 in our Fiscal 2012 Annual Report on Form 10-K.

  Earnout Agreement; Mr. Beaumont

        In connection with our acquisition of Sugartown Worldwide, Inc. in December 2010, we entered into an earnout agreement pursuant to which the beneficial owners of the capital stock of Sugartown prior to the acquisition would be entitled to earn up to $20 million in cash, in the aggregate, over the four years following the closing of the acquisition based on our Lilly Pulitzer Group's achievement of certain performance targets. Mr. Scott A. Beaumont, one of our executive officers who was appointed CEO, Lilly Pulitzer Group, in connection with our acquisition of Sugartown, together with various trusts for the benefit of certain of his family members, held a 50% ownership interest in the capital stock of Sugartown prior to the acquisition. During the second quarter of fiscal 2012, we paid the maximum $2.5 million in earnout payments in respect of the Lilly Pulitzer Group's operating results for fiscal 2011, and during the fourth quarter of fiscal 2012, taking into consideration the earnings of the Lilly Pulitzer Group's operations through that time period, we amended the earnout agreement to provide for our early payment of the maximum $2.5 million earnout payment, less a discount, in respect of fiscal 2012. This amendment did not change the earnings targets or other terms of the earnout agreement.

AUDIT-RELATED MATTERS

Report of the Audit Committee

        The Audit Committee, which operates under a written charter adopted by the Board of Directors of Oxford Industries, Inc., is composed of independent directors and oversees, on behalf of the Board of Directors, the Company's financial reporting process and system of internal control over financial reporting.

        In fulfilling its responsibilities, the Audit Committee has:

  •
  reviewed and discussed with management the audited financial statements included in the Company's Fiscal 2012 Annual Report on Form 10-K;

  •
  discussed with Ernst & Young LLP, the Company's independent registered public accounting firm, the matters required to be discussed under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

  •
  received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP's communications with the Audit Committee concerning independence, considered whether the independent auditors' provision of other non-audit services to the Company is compatible with the auditors' independence and discussed with Ernst & Young LLP its independence; and

  •
  based on the reviews and discussions referred to above, recommended to the Board that the audited financial statements be included in the Company's Fiscal 2012 Annual Report on Form 10-K.

Respectfully Submitted,

George C. Guynn, Chairman
John R. Holder
Clyde C. Tuggle

Fees Paid to Independent Registered Public Accounting Firm

        The following table summarizes certain fees that we paid during each of fiscal 2012 and fiscal 2011 to Ernst & Young LLP, our independent registered public accounting firm, for professional services:

Fee Category	Fiscal 2012 ($)	Fiscal 2011 ($)
Audit fees	1,253,773	1,093,320
Audit-related fees	17,977	13,208
Tax fees	58,460	59,803
All other fees	—	—

Total fees	1,330,210	1,166,331

        Audit Fees.    "Audit fees" are fees for the audit of our financial statements, reviews of our quarterly financial statements included in Forms 10-Q filed with the SEC and services provided in connection with statutory and regulatory filings and reviews of SEC comment letters.

        Audit-Related Fees.    "Audit-related fees" are fees for audit-related services such as services related to potential business acquisitions and dispositions, assistance with implementation of recently adopted rules and regulations, compliance with rules and regulations applicable to accounting matters and audits performed pursuant to certain royalty and lease agreements.

        Tax Fees.    "Tax fees" are fees for tax compliance, planning and advisory services.

        The Audit Committee considered the effects that the provision of the services described above under the subheadings "Audit-related fees" and "Tax fees" may have on the auditors' independence and has determined that such independence has been maintained.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

        Our Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Unless a service to be provided by our independent registered public accounting firm has received general pre-approval under the policy, it requires specific pre-approval by our Audit Committee or the chair of our Audit Committee before the commencement of the service. The pre-approval policy is detailed as to the particular services to be provided, and our Audit Committee is to be informed about each service provided.

        Specific pre-approval is required for significant recurring annual engagements, such as engagements for the required annual audit and quarterly reviews (including the audit of internal control over financial reporting) and statutory or employee benefit plan audits. Any individual engagement with an estimated cost of more than $75,000 must be specifically pre-approved before the commencement of the engagement by our Audit Committee or by the chair of our Audit Committee, even if the service in question has received general pre-approval. In addition, further Audit Committee pre-approval is required if the aggregate fees for such engagements would exceed $200,000. As appropriate, at each Audit Committee meeting, the entire Audit Committee reviews services performed since the prior meeting pursuant to the general pre-approvals granted under the policy, as well as services, if any, pre-approved by the chair of our Audit Committee.

        The nature and dollar value of services performed under the general pre-approval guidelines are reviewed with our Audit Committee on at least an annual basis. All of the fees detailed above paid to Ernst & Young LLP for fiscal 2012 and fiscal 2011 were pre-approved by our Audit Committee.

 COMMON STOCK OWNERSHIP BY MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

        The table below sets forth certain information, as of May 1, 2013 (except as noted), regarding the beneficial ownership of shares of our common stock by:

  •
  owners of 5% or more of our common stock;

  •
  our directors;

  •
  the director nominee;

  •
  our NEOs; and

  •
  our directors and executive officers as a group.

        Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of our common stock shown as being beneficially owned by them. Unless otherwise indicated, the address for each shareholder on this table is c/o Oxford Industries, Inc., 999 Peachtree Street, N.E., Suite 688, Atlanta, Georgia 30309.

	Beneficial Ownership of Common Stock
Name	Number of Shares(1)		Percent of Class(1)
FMR LLC	1,287,506	(a)	7.86
Kornitzer Capital Management, Inc.	1,282,009	(b)	7.82
BlackRock, Inc.	1,037,980	(c)	6.33
SunTrust Banks, Inc.	877,660	(d)	5.36
Scott A. Beaumont	984		*
Thomas E. Campbell	24,751		*
Thomas C. Chubb III	75,769	(e)	*
Thomas C. Gallagher	5,270		*
K. Scott Grassmyer	30,560		*
George C. Guynn	8,438		*
John R. Holder	12,609		*
J. Hicks Lanier	1,573,159	(f)	9.60
J. Reese Lanier	225,581	(g)	1.38
Dennis M. Love	11,441		*
Terry R. Pillow	89,420		*
Clarence H. Smith	9,817		*
Clyde C. Tuggle	1,894		*
Helen B. Weeks	5,485		*
E. Jenner Wood III	10,417		*
All directors and executive officers as a group (15 persons)	2,088,147		12.73

*
Less than 1%

(1)
Calculations based on an aggregate of 16,387,226 shares of our common stock outstanding as of the close of business on May 1, 2013. The number of shares and percentage of the class beneficially owned for each shareholder assume the issuance of all shares attributable to outstanding options held by such shareholder that may be exercised within 60 days of May 1, 2013 but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The number of shares and percentage of the class beneficially owned by all directors and executive officers as a group assume the issuance of all shares attributable to outstanding options held by such directors and executive officers that may be exercised within 60 days of May 1, 2013.

(a)
The shares reported are held by FMR LLC ("FMR") in its capacity as a parent holding company in accordance with Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934, as amended (which we refer to in this proxy statement as the "Exchange Act"). As reported by FMR, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported shares. FMR reported sole voting power over 91,428 of the reported shares and sole dispositive power over all of the reported shares. As reported by FMR, the interest of one person, Fidelity Capital Appreciation Fund, an investment company registered under the Investment Company Act of 1940, amounted to 964,623 of the reported shares. The address for FMR is 82 Devonshire Street, Boston, MA 02109. This information was as of December 31, 2012 and was obtained from a Schedule 13G/A filed on February 14, 2013.

(b)
The shares reported are held by Kornitzer Capital Management, Inc. ("KCM") in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. As reported by KCM, KCM is an investment adviser with respect to the reported shares for the accounts of other persons who have the right to receive, and the power to direct the receipt of, dividends from, or the proceeds from the sale of, the reported shares. KCM reported sole dispositive power over 1,218,791 of the reported shares, shared dispositive power over the remaining reported shares, and sole voting power over all of the reported shares. The address for KCM is 5420 West 61st Place, Shawnee Mission, KS 66205. This information was as of December 31, 2012 and was obtained from a Schedule 13G/A filed on January 24, 2013.

(c)
The shares reported are held by BlackRock, Inc. ("BlackRock") in its capacity as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. As reported by BlackRock, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported shares. BlackRock reported sole voting and dispositive power over all of the reported shares. The address for BlackRock is 40 East 52nd Street, New York, NY 10022. This information was as of December 30, 2012 and was obtained from a Schedule 13G/A filed on February 5, 2013.

(d)
As reported by SunTrust Banks, Inc., these shares may be held by one or more subsidiaries of SunTrust Banks, Inc. in various fiduciary and agency capacities and include (1) 672,710 shares with respect to which it has sole voting power, (2) 19,400 shares with respect to which it has shared voting power, (3) 100,860 shares with respect to which it has sole dispositive power, and (4) 623,800 shares with respect to which it has shared dispositive power. SunTrust Banks, Inc. and such subsidiaries disclaim beneficial interest in any of the shares reported. The address for SunTrust Banks, Inc. is 303 Peachtree Street, Suite 1500, Atlanta, GA 30308. This information was as of December 31, 2012 and was obtained from a Schedule 13G filed on February 7, 2013.

(e)
Includes 13,000 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of May 1, 2013.

(f)
Consists of 432,135 shares held individually by Mr. J. Hicks Lanier, 581,600 shares held in various trusts, 492,477 shares held by a charitable foundation of which Mr. Lanier is a trustee and 66,947 shares held by Mr. Lanier's wife. Of the total number of shares, 432,031 shares held by Mr. Lanier are pledged as security pursuant to a pre-existing arrangement. In March 2013, our Board approved express restrictions set forth in our Corporate Governance Guidelines prohibiting our directors and executive officers from entering into any future pledge arrangements that use our company's stock as collateral for a loan or other purposes, and set forth our Board's expectation that any pre-existing arrangements would be unwound within three years. Mr. Lanier disclaims beneficial ownership of the 581,600 reported shares held in trusts and the 492,477 reported shares held by the charitable foundation of which Mr. Lanier is a trustee.

(g)
Consists of 127,182 shares held individually by Mr. J. Reese Lanier, 61,899 shares held by a charitable foundation of which Mr. Lanier is a trustee, 36,000 shares held in a charitable remainder trust of which Mr. Lanier acts as trustee, and 500 shares held by Mr. Lanier's wife. Mr. Lanier disclaims beneficial ownership of the reported shares held by the charitable foundation and by his wife, and except to the extent of his pecuniary interest therein, disclaims beneficial ownership of the reported shares held by the charitable remainder trust.

        Under the SEC's rules, a person may be deemed to beneficially own securities in which he or she has no pecuniary interest. The information set forth above shall not be construed as an admission that any such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owner of any securities disclosed above.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires that our officers and directors, and persons who beneficially own more than 10% of our common stock, file with the SEC certain reports, and to furnish copies thereof to us, with respect to each such person's beneficial ownership and changes in ownership of our equity securities. Due to the complexity of the SEC's reporting rules, our Legal Department undertakes to file such reports on behalf of our directors and executive officers and has instituted procedures to assist them with these obligations. Based on a review of the company's records and other information, we believe that all required reports by our directors and executive officers were filed on a timely basis in fiscal 2012, except that prior to December 7, 2012, Mr. J. Hicks Lanier had failed to include shares of our common stock owned by his wife, substantially all of which had been acquired from family members as gifts prior to 1985.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information concerning our equity compensation plans as of February 2, 2013:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders
1997 Stock Option Plan	21,100		28.46		—
Employee Stock Purchase Plan(1)	—		—		519,355
Long-Term Stock Incentive Plan	25,000	(2)	—		1,107,569
Equity compensation plans not approved by security holders	—		—		—
Total	21,100	(3)	28.46	(3)	1,645,531

(1)
The number of securities to be issued and the weighted average purchase price under our ESPP are not determinable as of any date other than the last day of the applicable quarterly purchase period.

(2)
Reflects the number of shares of our common stock that, as of February 2, 2013, were to be granted pursuant to RSUs granted under our LTIP. The RSUs vested on April 30, 2013.

(3)
The total number of securities to be issued upon exercise of outstanding options, warrants and rights reflected in the table, and the associated weighted-average exercise price of such outstanding options, warrants and rights, exclude the 25,000 shares of our common stock to be granted pursuant to RSUs granted under our LTIP.

OXFORD INDUSTRIES, INC. EXECUTIVE PERFORMANCE INCENTIVE PLAN

        On October 6, 2003, our shareholders approved the Oxford Industries, Inc. Executive Performance Incentive Plan (which we refer to as the "EPIP"). The EPIP is designed so that the bonuses payable under the EPIP qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Service Code. Section 162(m) generally prohibits us from deducting the compensation of certain named executive officers that exceeds $1,000,000 during any year. The limitation does not apply to compensation based on achievement of pre-established performance goals if certain requirements are met. Shareholder approval of the EPIP is required under Internal Revenue Service regulations at least every five years in order to preserve our federal income tax deduction of awards made under the EPIP that qualify as performance-based compensation. The EPIP was previously approved by our shareholders at our 2008 annual meeting.

        On March 27, 2013, our Board amended and restated the EPIP, in the form attached to this proxy statement as Appendix A, subject to the approval of our shareholders. The material terms of the EPIP are described below and are materially the same as the plan as approved by our shareholders in 2003 and in 2008.

        If our shareholders do not approve the EPIP, certain future payments of annual incentive compensation to our executive officers, including those described as short-term incentive compensation payable to our NEOs under "Executive Compensation—Compensation Discussion and Analysis," may not be fully deductible as a compensation expense under Code Section 162(m), as discussed further below.

Summary of the EPIP

        The following summary of the EPIP, as amended and restated by our Board, is qualified in its entirety by the full text of the EPIP. Shareholders are encouraged to read the full text of the EPIP.

        The EPIP authorizes the payment of incentive compensation to eligible employees. The EPIP is administered by a committee of our Board consisting solely of two or more outside directors, as defined in the regulations under Section 162(m). The EPIP is currently administered by and, until specified otherwise, will be administered in the future by, our NC&G Committee.

        At the beginning of each fiscal year or other plan year specified by the designated committee, the committee selects the participants in the EPIP for that performance period. Participation in the EPIP is limited to our Chief Executive Officer and any other employee of our company or our subsidiaries who, in the opinion of the designated committee, will have compensation for a fiscal year sufficient to result in the employee being listed in the Summary Compensation Table appearing in our proxy statement for the fiscal year, or otherwise qualifies as a key executive of our company or one of our subsidiaries.

        No later than 90 days after the beginning of a performance period, the committee will specify in writing the performance goals and annual performance incentive payments that are to apply for that year. Performance incentive payments may vary among participants and from year to year, but the maximum incentive payment to any participant in respect of performance periods (or portions thereof) falling within any 12 consecutive month period is $5,000,000.

        Performance goals established by the designated committee may include the achievement of a specified target of, or target growth in, one or more of the following: (1) earnings before interest expense, taxes, depreciation and amortization; (2) earnings before interest expense and taxes; (3) net earnings; (4) net income; (5) operating income; (6) earnings per share; (7) book value per share; (8) return on shareholders' equity; (9) capital expenditures; (10) expenses and expense ratio management; (11) return on investment; (12) improvements in capital structure; (13) profitability of an identifiable business unit or product; (14) maintenance or improvement of profit margins; (15) stock price; (16) market share; (17) revenues or sales; (18) costs; (19) cash flow; (20) working capital; (21) return on assets or net assets; (22) economic value added; (23) gross or net profit before or after taxes; (24) total shareholder return; (25) objectively determinable goals with respect to service or product delivery, service or product quality, inventory management, customer satisfaction, meeting budgets and/or retention of employees; or (26) other individual objectives that are measurable and consistent with Section 162(m). Performance measures may relate to our company as a whole and/or one or more of our subsidiaries, one or more of our divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the committee determines. In recent years, performance measures under the EPIP have typically been based on profit before taxes and return on net assets measures for our company and/or certain of our operating groups.

        Pursuant to the EPIP, at the time of establishing the performance goals for a performance period, the committee may provide, to the extent permitted by Section 162(m), that the goals for that performance period will be determined without regard to (1) a change in accounting standards or principles, (2) a significant acquisition or divestiture, (3) a significant capital transaction, (4) other unusual, nonrecurring items, (5) any other extraordinary items or events, or (6) any objectively determinable adjustments to the goals.

        As soon as possible after the end of each performance period, the committee will certify for each participant whether the performance goals for that period have been met. If such goals have been met, the committee may authorize payment of the applicable performance incentive compensation to the participant. The committee has discretion to reduce, but not to increase, the previously established performance incentive compensation if the performance goals have been met.

        Performance incentive compensation awards under the EPIP are payable in cash (or as otherwise determined by the committee) as soon as practicable following the close of the performance period, subject to deferral pursuant to the provisions of any applicable deferred compensation plan we maintain. If a participant's employment is terminated for cause, as determined by the committee, during a performance period, he or she will not receive any performance incentive compensation under the EPIP for that performance period. The committee has authority to establish guidelines with respect to payment of any performance incentive compensation under the EPIP in the event of termination of employment for other reasons, including due to death, disability or retirement.

        Our Board may amend or terminate the EPIP at any time, but no such amendment or termination will affect the payment of annual performance incentive compensation for a year already ended, and no such amendment may, without the approval of our shareholders, change the material terms of a performance goal or effect any other change that would cause the loss of a tax deduction to our company under Section 162(m) absent shareholder approval.

Federal Income Tax Consequences

        A participant will recognize ordinary income, and we will be allowed a tax deduction, at the time annual performance incentive compensation is paid or payable. Section 162(m) provides that no federal income tax deduction is allowed for compensation paid to a covered employee in any taxable year to the extent that such compensation exceeds $1,000,000. This deduction limitation does not apply to compensation that is performance-based compensation within the meaning of the Section 162(m) regulations. The EPIP is intended to preserve the Company's federal income tax deduction for annual performance incentive compensation payments under the EPIP by meeting the requirements for performance-based compensation under Section 162(m).

Benefits to NEOs and Others

        It is not possible at this time to determine the benefits or amounts that will be received by participants under the EPIP.

PROPOSALS FOR SHAREHOLDER CONSIDERATION

Proposal No. 1: Election of Directors

  Board of Directors

        In accordance with our articles of incorporation, our directors are divided into three classes that are as nearly equal in size as possible. Directors in each class are elected to three-year terms, with director classes serving staggered terms. A director holds office until the annual meeting of shareholders held in the year during which the director's term ends and until his or her successor is elected and qualified.

  Bylaws Relating to Retirement

        Pursuant to our bylaws, an individual becomes ineligible for election or appointment as a director: (1) for any employee director (i.e., someone who concurrently serves as an employee of our company and as a member of our Board), other than an individual who has at any time served as our Chief Executive Officer, following the end of our fiscal year during which such individual reaches the age of 65; and (2) for any other individual, following the end of our fiscal year during which such individual reaches the age of 72.

  Director Nominees

        Our Board currently consists of three Class I directors (Messrs. J. Reese Lanier, Dennis M. Love and Clyde C. Tuggle), four Class II directors (Messrs. Thomas C. Chubb III, John R. Holder, J. Hicks Lanier and Clarence H. Smith) and three Class III directors (Mr. George C. Guynn, Ms. Helen B. Weeks and Mr. E. Jenner Wood III).

        At our 2013 annual shareholders meeting, the terms of our Class III directors will expire.

        Our Board, on the recommendation of our NC&G Committee, has nominated each of Mr. Guynn, Ms. Weeks and Mr. Wood for election at our annual meeting, each to serve for a three year term expiring in 2016 and until his or her respective successor is elected and qualified.

        In addition, on the recommendation of our NC&G Committee, our Board amended our bylaws in March 2013 to increase the number of members on our Board from 10 to 11 and nominated Mr. Thomas C. Gallagher for election at our annual meeting as a Class III director to fill the newly created vacancy and serve for a three year term expiring in 2016 and until his respective successor is elected and qualified.

        The terms of our Class I directors expire in 2014, and the terms of our Class II directors expire in 2015. Each of our Class I and Class II directors is expected to remain in office for the remainder of his or her respective term.

  Required Vote

        In an uncontested election at an annual meeting of shareholders, our bylaws require that each director be elected by a majority of the votes cast with respect to such director (number of shares voted "for" a director must exceed the number of votes cast "against" that director). In accordance with our bylaws, in order for a shareholder to have nominated a director for consideration at the 2013 annual shareholders meeting, we must have received the nomination not later than the close of business on April 11, 2013, which was the 10th day following our public announcement of the increase in the number of members on our Board. We have not received a shareholder nomination for a director for consideration at the 2013 annual shareholders meeting. Accordingly, the election of directors at the 2013 annual shareholders meeting is an uncontested election.

        Under Georgia law, if, in an uncontested election at the annual meeting, a nominee who is already serving as a director is not elected, the director would continue to serve on our Board as a "holdover director." Under our bylaws, any holdover director who fails to be elected by a majority of the votes cast with respect to such director in an uncontested election must offer to tender his or her resignation to our Board. Our Board, in consultation with any of its committees so designated, would then determine whether to accept or reject the resignation, or whether other action should be taken. Under our bylaws, our Board is required to act on the resignation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. Mr. Guynn, Ms. Weeks and Mr. Wood are currently serving on our Board.

        If a nominee who was not already serving as a director is not elected at the annual meeting, that nominee would not become a director and would not serve on our Board as a "holdover director." Mr. Gallagher is not currently serving as a director. If Mr. Gallagher fails to be elected by a majority of the votes cast, he would not be elected to our Board and there will be a vacancy on our Board; in that event, our Board may: (1) immediately fill the additional vacancy; (2) allow the vacancy to remain open until a suitable candidate is located and elected to serve on our Board; or (3) amend our bylaws to reduce the number of directors serving on our Board.

        Abstentions and broker non-votes will have no effect on the vote for the election of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.

        Each nominee has consented to serve if elected, and our Board has no reason to believe that any nominee will be unable or unwilling to serve if elected. If a nominee becomes unwilling or unable to serve prior to the annual meeting, then at the recommendation of our Board: (1) proxies will be voted for a substitute nominee selected by or at the direction of our Board; (2) the vacancy created by the inability or unwillingness of a nominee to serve will remain open until filled by our Board; or (3) our bylaws may be amended to reduce the number of directors serving on our Board.

  Recommendation of our Board of Directors

        OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF MR. THOMAS C. GALLAGHER, MR. GEORGE C. GUYNN, MS. HELEN B. WEEKS AND MR. E. JENNER WOOD III AS A CLASS III DIRECTOR.

 Proposal No. 2: Approval of the Oxford Industries, Inc. Executive Performance Incentive Plan, as Amended and Restated

  The EPIP

        The EPIP is designed so that bonuses payable under it to our covered employees qualify as "performance-based compensation" under Section 162(m). Shareholder approval of the EPIP is required under IRS regulations at least every five years in order to preserve our federal income tax deduction of awards made under the EPIP that qualify as performance-based compensation.

  Approval of the EPIP

        Approval of the EPIP requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Because broker non-votes are counted as present at the annual meeting for quorum purposes but are not counted as entitled to vote on this proposal, they will have no effect on the vote on this proposal. Abstentions will have the same effect as a vote against this proposal.

  Recommendation of our Board of Directors

        OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE OXFORD INDUSTRIES, INC. EXECUTIVE PERFORMANCE INCENTIVE PLAN, AS AMENDED AND RESTATED.

 Proposal No. 3: Approval of Selection of Independent Registered Public Accounting Firm

  Independent Registered Public Accounting Firm

        At the recommendation of our Audit Committee, our Board has selected Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2013. Ernst & Young LLP has served as our independent auditors since May 2002. As of the date of this proxy statement, we have engaged Ernst & Young LLP to review our financial statements for the first three quarters of fiscal 2013 but we have not formally engaged an independent registered public accounting firm to audit our financial statements for fiscal 2013.

        Our Board considers Ernst & Young LLP to be well qualified and recommends that our shareholders vote to approve their selection. Shareholder approval of the selection of our independent registered public accounting firm is not required by law; however, our Board considers the solicitation of shareholder approval to be in our company's and our shareholders' best interests. A representative of Ernst & Young LLP is expected to attend the annual meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders.

  Required Vote

        Approval of the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2013 requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. If at the annual meeting our shareholders do not approve the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013, our Board and Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm for fiscal 2013.

  Recommendation of our Board of Directors

        OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013.

 Proposal No. 4: Advisory Vote on Executive Compensation

  Executive Compensation

        In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This "say-on-pay" proposal gives our shareholders the opportunity to express their views on our executive compensation practices. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

        As further described above under "Executive Compensation—Compensation Discussion and Analysis," our executive compensation programs are designed to maintain a strong link between pay and performance for compensation paid to our named executive officers; align our named executive officers' interests with those of our shareholders by creating a strong focus on stock ownership; and ensure that we are able to attract and retain talented individuals who can deliver excellent business performance.

  Proposed Resolution

        We are asking our shareholders to vote on the following resolution at the annual meeting:

          RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company's named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

  Required Vote

        Approval of the say-on-pay resolution requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Because broker non-votes are counted as present at the annual meeting for quorum purposes but are not counted as entitled to vote on this proposal, they will have no effect on the vote on the resolution approving executive compensation. Abstentions will have the same effect as a vote against this proposal.

        The vote on this say-on-pay proposal is advisory, and therefore the results of this proposal are not binding on our company, our NC&G Committee or our Board. The results of this proposal will not overrule any decision made by our Board or NC&G Committee. Our Board and our NC&G Committee value the input of our shareholders and to the extent there is any significant vote against this say-on-pay proposal, we will consider our shareholders' concerns and our NC&G Committee will evaluate whether any actions, in fiscal 2013 or in subsequent years, are necessary to address those concerns.

  Recommendation of our Board of Directors

        OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RESOLUTION APPROVING EXECUTIVE COMPENSATION.

 Other Matters

        Our Board knows of no other matters that will be brought before the annual meeting, and our bylaws do not allow proposals to be presented at the annual meeting unless they were properly presented to us prior to March 15, 2013. However, if any other question that requires a vote is properly presented at the meeting, the persons named in the enclosed proxy as the proxy holders will vote on such matters as recommended by our Board or, if no recommendation is given, in their discretion to the extent permitted under applicable law.

        Approval of any other matter that properly comes before the annual meeting requires the affirmative vote of a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal (except as otherwise provided in our articles of incorporation or bylaws or applicable law for actions that require a greater percentage of votes in favor of a proposal).

ADDITIONAL INFORMATION

Annual Report on Form 10-K

        We will provide without charge, at the written request of any shareholder of record as of April 19, 2013, a copy of our Annual Report on Form 10-K for fiscal 2012, including the audited financial statements, as filed with the SEC, excluding exhibits. We will provide copies of the exhibits if they are requested by eligible shareholders. We may impose a reasonable fee for providing the exhibits. Requests for copies of our Annual Report on Form 10-K should be mailed to our company's headquarters at Oxford Industries, Inc., 999 Peachtree Street, N.E., Suite 688, Atlanta, Georgia 30309, Attention: Investor Relations.

Submission of Director Candidates by Shareholders

        Pursuant to our bylaws, to be timely, a director nomination by a shareholder must generally be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting; however, if the annual meeting of shareholders is advanced more than 30 days prior to or delayed more than 30 days after the first anniversary of the preceding year's annual meeting, a director nomination submitted by a shareholder to be timely must be delivered not later than the close of business on the later of (1) the 90th day prior to the annual meeting or (2) the 10th day following the date on which public announcement of the date of such annual meeting is first made. Any recommendation received by our Secretary will be promptly forwarded to the chair of our NC&G Committee for consideration. In order for a shareholder to nominate a director candidate for consideration at our 2014 annual shareholders meeting, we must receive notice of such nomination between February 19, 2014 and March 21, 2014 (inclusive), unless the date of our 2014 annual shareholders meeting is advanced more than 30 days prior to or delayed more than 30 days after June 19, 2014. Any such nominations must comply with the other requirements for proper nominations pursuant to our bylaws.

        Our bylaws set out the specific requirements that a shareholder must satisfy in order to properly nominate a director candidate. Any shareholder filing a written notice of nomination for director must describe various matters regarding the nominee and the shareholder, including, among other things, such information as name; address; occupation; shares, rights to acquire shares and other derivative securities held; and any relevant understandings or arrangements between the shareholder and affiliated parties, if any. A copy of the requirements for nominating a director candidate is available in print to any shareholder who so requests it. Requests for a copy of these requirements should be mailed to our company's headquarters at Oxford Industries, Inc., 999 Peachtree Street, N.E., Suite 688, Atlanta, GA 30309, Attention: Investor Relations.

        In addition to candidates submitted by shareholders, our NC&G Committee will also consider candidates recommended by directors, management, third party search firms and other credible sources. Candidates recommended by any of these sources will be equally evaluated and considered. Our NC&G Committee will compile a complete list of candidates recommended from any viable source and evaluate each candidate. Each candidate will be evaluated in the context of the current composition of our Board, the current needs of our Board and the long-term interests of our shareholders. In making its evaluation of possible director candidates, our NC&G Committee will consider, among other things, issues such as a candidate's independence, expertise, age, diversity, general business knowledge and experience, financial literacy and expertise, availability and commitment. After evaluating each candidate, our NC&G Committee will determine which candidates it will recommend to the full Board.

 Shareholder Proposals

        Pursuant to our bylaws, in order for a shareholder proposal (other than a director nomination) to be considered at an annual meeting, the proposal must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting; however, if the annual meeting of shareholders is advanced more than 30 days prior to or delayed more than 30 days after the first anniversary of the preceding year's annual meeting, in order to be timely, a shareholder proposal must be delivered not later than the close of business on the later of (1) the 90th day prior to the annual meeting or (2) the 10th day following the date on which public announcement of the date of such annual meeting is first made. Accordingly, in order for a shareholder proposal (other than a director nomination) to be considered at our 2014 annual shareholders meeting, we must receive the proposal between February 19, 2014 and March 21, 2014 (inclusive), unless the date of our 2014 annual shareholders meeting is advanced more than 30 days prior to or delayed more than 30 days after June 19, 2014.

        Our bylaws set out the specific requirements that a shareholder must satisfy in order to properly make a proposal for consideration by our shareholders at an annual meeting. Any shareholder submitting a proposal must describe various matters regarding the shareholder, including, among other things, such information as name; address; occupation; shares, rights to acquire shares and other derivative securities held; and any relevant understandings or arrangements between the shareholder and affiliated parties, if any. A copy of the requirements for submitting a shareholder proposal is available in print to any shareholder who so requests it. Requests for a copy of these requirements should be mailed to our company's headquarters at Oxford Industries, Inc., 999 Peachtree Street, N.E., Suite 688, Atlanta, GA 30309, Attention: Investor Relations.

        Our bylaws further contemplate that shareholders who wish to have a proposal included in our proxy statement may be permitted to do so in accordance with Rule 14a-8 under the Exchange Act provided the proposal is otherwise in accordance with such Rule 14a-8. Shareholders who, in accordance with Rule 14a-8, wish to have a proposal included in our proxy materials in connection our 2014 annual meeting of shareholders must submit their proposals so that they are received by our Corporate Secretary at our company's principal executive offices at 999 Peachtree Street, N.E., Suite 688, Atlanta, Georgia 30309 no later than the close of business on January 17, 2014.

Communications to our Board of Directors

        Mail can be addressed to our directors in care of the Office of the Secretary at our company's headquarters at Oxford Industries, Inc., 999 Peachtree Street, N.E., Suite 688, Atlanta, Georgia 30309. At the direction of our Board, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Trivial items will be delivered to our directors at the next scheduled meeting of our Board. Mail addressed to a particular director will be forwarded or delivered to that director. Mail addressed to "Outside Directors," "Non-Management Directors" or the "Presiding Independent Director" will be forwarded or delivered to our presiding independent director. Mail addressed to the "Board of Directors" will be forwarded or delivered to our Chairman.

Proxy Solicitation

        We will bear the cost of solicitation of proxies by our Board in connection with the annual meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock held in their names. Our employees may solicit proxies by mail, telephone, facsimile, electronic mail and personal interview. We have also engaged Phoenix Advisory Partners to act as our proxy solicitor and have agreed to pay it $7,500 for the year, plus reasonable out-of-pocket expenses, for such services, among other services that will be provided to us in the ordinary course of business.

By Order of the Board of Directors

Thomas E. Campbell Senior Vice President—Law and Administration, General Counsel and Secretary

        Our Fiscal 2012 Annual Report to Shareholders, which includes audited financial statements, accompanies this proxy statement. The annual report does not form any part of the material for the solicitation of proxies.

APPENDIX A

OXFORD INDUSTRIES, INC.
EXECUTIVE PERFORMANCE INCENTIVE PLAN
(as amended and restated, effective March 27, 2013)

Section 1

Purpose

        The purpose of the Oxford Industries, Inc. Executive Performance Incentive Plan is as follows: (i) to attract and retain qualified executives by providing performance-based compensation as an incentive for their efforts to achieve Oxford Industries, Inc.'s financial and strategic objectives; and (ii) to generally qualify compensation paid under the Plan as "performance-based compensation" within the meaning of Code Section 162(m), in order to preserve the Company's tax deduction for compensation paid under the Plan to Eligible Employees.

Section 2

Definitions

        The following words and phrases as used in this Plan shall have the meanings set forth in this Section unless a different meaning is clearly required by the context.

2.1
"Board" means the Board of Directors of the Company.

2.2
"Code" means the Internal Revenue Code of 1986, as amended.

2.3
"Committee" means the committee appointed by the Board to administer the Plan pursuant to Section 8.2.

2.4
"Company" means Oxford Industries, Inc.

2.5
"Eligible Employee" means the Chief Executive Officer of the Company and any other employee of the Company (or of any Subsidiary) who, in the opinion of the Committee, (i) will have compensation for the applicable fiscal year sufficient to result in the employee being listed in the Summary Compensation Table appearing in the Company's proxy statement distributed to shareholders following such fiscal year, as required by Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended; or (ii) otherwise qualifies as a key executive of the Company or a Subsidiary.

2.6
"Maximum Performance Award" means an amount not greater than $5 million with respect to the award of all bonuses to a Participant under the Plan with respect to performance periods (or portions thereof) falling within any twelve (12) consecutive month period.

2.7
"Outside Directors" means members of the Board who qualify as outside directors, as that term is defined in Code Section 162(m) and the regulations proposed or adopted thereunder.

2.8
"Participant" means an Eligible Employee designated by the Committee under Section 3 to participate in the Plan.

2.9
"Performance Award" means the bonus awarded to a Participant under the terms of the Plan.

2.10
"Performance Measures" means the specified objectives and measurements established by the Committee which, if satisfied, will result in a Performance Award.

2.11
"Plan" means this Oxford Industries, Inc. Executive Performance Incentive Plan, as amended from time to time.

2.12
"Plan Year," with respect to any Performance Award to a Participant or with respect to any Performance Measure, means the Company's applicable fiscal year or such other period designated by the Committee.

2.13
"Subsidiary" means any corporation, joint venture or partnership in which the Company owns directly or indirectly (i) with respect to a corporation, stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock in the corporation, or (ii) in the case of a joint venture or partnership, a fifty percent (50%) or more interest in the capital or profits of such joint venture or partnership.

Section 3

Participation

        Following the commencement of each Plan Year, the Committee shall specify by name or position the Participants. The Committee shall retain discretion to name as a Participant an employee hired or promoted after the commencement of the Plan Year.

Section 4

Establishment of Performance Measures and Performance Awards

4.1
Time of Establishment.    No later than ninety (90) days after the commencement of the Plan Year, the Committee shall specify in writing the Performance Measures and Performance Awards which are to apply for that Plan Year, subject to the provisions of Sections 4.2 and 4.3.

4.2
Performance Awards.    Performance Awards may vary among Participants and from Plan Year to Plan Year; however, Performance Awards to a Participant with respect to the performance periods (or portions thereof) falling within any twelve (12) consecutive month period shall in no event exceed the Maximum Performance Award. Performance Awards may be established as a percentage or multiple of base salary, or as a percentage or multiple of an established target bonus.

4.3
Performance Measures.    Performance Measures may include the achievement of a specified target of, or target growth in, one or more of the following: (i) earnings before interest expense, taxes, depreciation and amortization ("EBITDA"); (ii) earnings before interest expense and taxes ("EBIT"); (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) book value per share; (viii) return on shareholders' equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on (net) assets; (xxii) economic value added; (xxiii) gross or net profit before or after taxes; (xxiv) total shareholder return; (xxv) objectively determinable goals with respect to service or product delivery, service or product quality, inventory management, customer satisfaction, meeting budgets and/or retention of employees; or (xxvi) other individual objectives that are measurable and consistent with Code Section 162(m).

  Performance Measures may relate to the Company and/or one or more of its subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines. These factors will not be altered or replaced by any other criteria without ratification by the shareholders of the Company if failure to obtain such approval would result in jeopardizing the tax deductibility of Performance Awards to Participants.

Section 5

Determination of Amount of Performance Awards

5.1
Committee Certification Regarding Performance Measures.    As soon as possible following the end of each Plan Year, the Committee shall certify for each Participant whether the Performance Measures for that Plan Year have been met. If such Performance Measures have been met, the Committee will award such Participant the Performance Award established under Section 4 hereof, subject to the discretion reserved in Section 5.3 to reduce such awards, but with no discretion to increase the Performance Award.

5.2
Maximum Award.    Performance Awards to a Participant with respect to the performance periods (or portions thereof) falling within any twelve (12) consecutive month period shall in no event exceed the Maximum Performance Award.

5.3
Reduction of Award Amount.    The Committee in its sole discretion may award to a Participant less than the Performance Award regardless of the fact that the Performance Measures for the Plan Year have been met.

5.4
Adjustments.    The Committee may provide, to the extent permitted by Code Section 162(m) and at the time of establishing the Performance Measures for a Plan Year, that the Performance Measures for the Plan Year will be determined without regard to (i) a change in accounting standards or principles, (ii) a significant acquisition or divestiture, (iii) a significant capital transaction, (iv) other unusual, nonrecurring items, (v) any other extraordinary items or events, or (vi) any objectively determinable adjustments to the Performance Measures.

Section 6

Payment of Awards

        Performance Awards for a given Plan Year shall be paid in cash (or as otherwise determined by the Committee) as soon as practicable following the close of that Plan Year. However, such payment may be subject to deferral pursuant to the provisions of any applicable deferred compensation plan maintained by the Company or a Subsidiary.

Section 7

Termination of Employment

        If a Participant's employment with the Company (and its Subsidiaries, if applicable) terminates prior to the end of a Plan Year for cause, as determined by the Committee, such Participant shall not receive any Performance Award for such Plan Year. The Committee shall have authority to establish policies or guidelines with respect to what, if any, portion of a Performance Award may be payable to a Participant whose employment with the Company (and its Subsidiaries, if applicable) terminates prior to the end of a Plan Year for any other reason, including for reasons of death, disability or retirement (as determined by the Committee).

Section 8

Plan Administration

8.1
Administration by Committee.    The Plan shall be administered by the Committee, which shall have the authority in its sole discretion, subject to the provisions of the Plan, to administer the Plan and to exercise all the powers either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan.

8.2
Appointment of Committee.    The Board shall appoint the Committee from among its members to serve at the pleasure of the Board. The Board from time to time may remove members from, or add members to, the Committee and shall fill all vacancies thereon. The Committee shall at all times consist solely of two or more Outside Directors.

8.3
Interpretation of Plan Provisions.    The Committee shall have complete discretion to construe and interpret the Plan and may adopt rules and regulations governing administration of the Plan. The Committee may consult with the management of the Company but shall retain responsibility for administration of the Plan. The Committee's decisions, actions and interpretations regarding the Plan shall be final and binding upon all Participants.

8.4
Participation Limited to this Plan.    A Participant in this Plan with respect to a Plan Year shall not be entitled to participate in the Company's Performance Bonus Program for such Plan Year, notwithstanding any provision of such Performance Bonus Program to the contrary.

Section 9

Compliance with Code Section 162(m)

        The Company intends that Performance Awards under this Plan satisfy the applicable requirements of Code Section 162(m) so that such Code section does not deny the Company a tax deduction for such Performance Awards. It is intended that the Plan shall be operated and interpreted such that Performance Awards remain tax deductible by the Company.

Section 10

Nonassignability

        No Performance Award granted to a Participant under the Plan shall be assignable or transferable, except by will or by the laws of descent and distribution.

Section 11

Effective Date and Term of Plan

        The Plan, as amended and restated, shall be effective as of March 27, 2013, subject to approval by the shareholders of the Company. The Plan shall continue from year to year until terminated by the Board.

Section 12

Amendment of the Plan

        The Board may amend, modify or terminate the Plan at any time and from time to time. Notwithstanding the foregoing, no such amendment, modification or termination shall affect the payment of a Performance Award for a Plan Year already ended. In addition, any amendment or modification of the Plan shall be subject to shareholder approval if necessary for purposes of qualifying compensation paid under the Plan as "performance-based compensation" under Code Section 162(m).

Section 13

General Provisions

13.1
Unfunded Plan.    The Plan shall be an unfunded incentive compensation arrangement for a select group of key management employees of the Company and its participating Subsidiaries. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant's right to receive a Performance Award shall be no greater than the right of an unsecured general creditor of the Company. All Performance Awards shall be paid from the general funds of the Company, and no segregation of assets shall be made to ensure payment of Performance Awards.

13.2
Governing Law.    The Plan shall be interpreted, construed and administered in accordance with the laws of the State of Georgia, without giving effect to principles of conflicts of law.

13.3
Section Headings.    The section headings contained in the Plan are for purposes of convenience only and are not intended to define or limit the contents of the Plan's sections.

13.4
Other Awards.    Nothing contained in the Plan shall be deemed or construed to limit the right or discretion of the Board, the Committee or the Company or a Subsidiary to award or grant to any Participant a discretionary bonus or other award outside the scope of the Plan.

13.5
Effect on Employment.    Nothing contained in the Plan shall affect or be construed as affecting the terms of employment of any Eligible Employee except as expressly provided in the Plan. Nothing in the Plan shall affect or be construed as affecting the right of the Company or a Subsidiary to terminate the employment of an Eligible Employee at any time for any reason, with or without cause.

13.6
Successors.    All obligations of the Company with respect to Performance Awards granted under the Plan shall be binding upon any successor to the Company, whether such successor is the result of an acquisition of stock or assets of the Company, a merger, a consolidation or otherwise.

13.7
Withholding of Taxes.    The Company shall deduct from each Performance Award the amount of any taxes required to be withheld by any governmental authority.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01NOFA 1 U PX + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please date this proxy and sign exactly as your name or names appear. If shares are jointly owned, both owners should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing as a corporation, please sign in full corporate name by President or other authorized officer. If signing as a partnership, please sign in partnership name by authorized person. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. IMPORTANT ANNUAL MEETING INFORMATION Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. 01 - Thomas C. Gallagher 02 - George C. Guynn 03 - Helen B. Weeks 1. Proposal to elect the nominees listed below. If a nominee becomes unwilling or unable to serve, the Proxy will be voted for a substitute nominee or will not be voted, as recommended by the Board of Directors. 04 - E. Jenner Wood III For Against Abstain For Against Abstain For Against Abstain For Against Abstain For Against Abstain 2. Proposal to approve the Oxford Industries, Inc. Executive Performance Incentive Plan, as amended and restated. 3. Proposal to approve the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal 2013. 5. The proxies are authorized to vote in their discretion upon all such other matters as may properly come before the annual meeting, as recommended by the Board of Directors. For Against Abstain 4. Proposal to approve on an advisory (non-binding) basis a resolution approving the compensation of the Company’s named executive officers. MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MMMMMMM 1 6 1 3 1 7 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . Proxy — Oxford Industries, Inc. ANNUAL MEETING OF SHAREHOLDERS, JUNE 19, 2013 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The executing shareholder(s) appoints J. HICKS LANIER, THOMAS C. CHUBB III and THOMAS E. CAMPBELL, and each of them, proxies, with full power of substitution, for and in the name of the executing shareholder(s), to vote all shares of the common stock of Oxford Industries, Inc. that the executing shareholder(s) would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Wednesday, June 19, 2013, at 3:00 p.m., local time, at the Fifth Floor Conference Center located at 999 Peachtree Street, N.E., Atlanta, Georgia 30309, and at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment or postponement thereof. Said persons are directed to vote as indicated on the reverse side, and otherwise in their discretion, as recommended by the Board of Directors, upon any other business. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXIES, AS RECOMMENDED BY THE BOARD OF DIRECTORS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING TO THE EXTENT PERMITTED UNDER APPLICABLE LAW. Please sign and date on the reverse side and return this proxy immediately in the enclosed envelope, whether or not you plan to attend the annual meeting.